AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2004

REGISTRATION STATEMENT NO. 333-108977

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLOMON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3621	52-1812208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1400 L&R Industrial Blvd.

Tarpon Springs, Florida 34689

(727) 934-8778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Tether, CEO

Solomon Technologies, Inc.

1400 L&R Industrial Blvd.

Tarpon Springs, Florida 34689

(727) 934-8778

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James G. Smith, Esq.

Arthur Zagorsky, Esq.

Tarter Krinsky & Drogin LLP

470 Park Avenue South, 14th Floor

New York, New York 10016

(212) 481-8585

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 30, 2004

PROSPECTUS

646,292 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

Cytation Corporation and the other persons listed under “Selling Stockholders” may, from time to time, offer and sell up to an aggregate of 646,292 shares of our common stock.

The prices at which the selling stockholders may sell their shares will be determined by the prevailing market price for their shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common stock being offered by this prospectus.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SOLM.” On June 25, 2004, the last reported sales price of our common stock was $1.42 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JULY      , 2004

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from recent terrorist activities, any government response thereto and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Unless otherwise indicated, all references to “Solomon”, “us”, “our”, “our company” and “we” refer to Solomon Technologies, Inc. and its subsidiary, Town Creek Industries, Inc.

OUR BUSINESS

We develop and sell fully integrated electric power drive systems that we refer to as “ST Electric Propulsion Systems.” Some of our systems incorporate our patented “Electric Wheel” and related proprietary technologies consisting of two shaftless, brushless, direct current permanent magnet electric motors connected by a planetary gear-set driving an output power shaft, all within a single, self-contained sealed housing. We offer other propulsion systems utilizing our ST “Electric Motor” that employ one direct current motor and operate without a planetary gear-set.

Our revenues for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 were $421,808 and $56,068, respectively. We incurred net losses for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 of $3,506,472 and $464,752, respectively.

The principal market for our systems is the recreational displacement hull component of the marine industry. We chose this market not only because of the many applications for our systems but also because of its large size, minimal regulatory barriers and fragmented competition. We have focused primarily on boat manufacturers for new boat electric drives and boat owners for retrofits of their existing propulsion systems. The industrial marine sector is a secondary market for our current systems with an initial focus on lifeboats, motor launches and small craft military projects. We expect to license or enter into strategic relationships with respect to the many non-marine applications for our ST Electric Propulsion Systems.

COMPANY INFORMATION

Our principal executive offices are located at 1400 L&R Industrial Blvd., Tarpon Springs, Florida 34689. Our telephone number is (727) 934-8778.

We were originally incorporated in Maryland in 1992. On July 2, 2003, we reincorporated from Maryland to Delaware by merging into a newly-formed Delaware corporation. As part of the merger, our stockholders received one share of the Delaware corporation’s common stock for each two shares of the Maryland corporation’s common stock owned, effectively resulting in a 1-for-2 reverse split of our common stock. Except where stated otherwise in this prospectus, the information contained in this prospectus is adjusted to reflect this 1-for-2 reverse split.

We own the rights to the trademarks Electric Wheel® and Solomon Technologies®. Other trademarks appearing in this prospectus are the property of their respective owners.

You may find us on the Web at www.solomontechnologies.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

THE OFFERING

Securities Offered	Up to 646,292 shares of common stock which comprise

• 357,406 shares of common stock currently outstanding, and • 288,886 shares of common stock issuable upon exercise of outstanding warrants.

Common Stock

Currently outstanding	4,925,378 shares

After exercise of the warrants	5,214,264 shares

Shares being offered as a percent of total outstanding shares	12.4%

Use of Proceeds	The selling stockholders will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of warrants will be used for working capital.

Risk Factors	An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase shares of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks Concerning Our Business

We have never been profitable, and if we continue to lose money and do not achieve profitability soon, we may be unable to continue our business. Our ability to continue as a going concern is uncertain.

We have incurred losses since our inception. We incurred net losses of approximately $1,101,000 for the year ended December 31, 2002 and $3,506,000 for the year ended December 31, 2003. We incurred a net loss available to common stockholders for the three months ended March 31, 2004 of $466,152. As of March 31, 2004, we had an accumulated deficit of approximately $9.8 million. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. Our expenses include product development and marketing expenses relating to products that will not be introduced and will not generate revenue until later periods, if at all. We expect we will continue to experience losses and negative cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including market acceptance of our products, new product introductions and competition.

Due to our history of losses and our current financial condition, our independent auditors’ report, which is part of this prospectus at page F-8, includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern. Please see Note 13 to our financial statements on page F-26.

Our limited operating history and the rapidly evolving nature of our industry make it difficult to forecast our future results.

Prior to 2002, our operations consisted primarily of product development efforts. As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. In addition, any evaluation of our business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. The market for electric propulsion systems is rapidly evolving, and it is difficult to forecast the future growth rate, if any, or size of the market for our products. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results.

Our business may be substantially hurt if we are unable to meet our future capital requirements.

Our business strategy requires substantial capital to market and promote our product lines. We plan to implement our aggressive sales and marketing plan, provide for adequate working capital to meet the projected demand for our products and repay debt over the next twelve months. To do this, we will require nearly $5 million to meet our goal, all of which we anticipate will come from offerings of our securities. If we are unable to obtain sufficient capital, we would likely be required to proportionately scale back our sales and marketing plan. In early 2004, we raised an aggregate of approximately $1.9 million from the sale of our equity securities and retired approximately $620,000 of secured debt for our equity securities.

Any inability or delay in closing such financing is likely to leave us with insufficient cash to meet the requirements of our aggressive budget and impede our ability to pursue our business plan. In addition, development opportunities and other contingencies may arise, which could require additional capital. Any inability to obtain required future financing would likely have a materially adverse effect on our business and could require that we significantly reduce or suspend our operations, seek a merger partner or sell some or substantially all of our assets. We presently have no arrangements or understandings with any prospective merger partner or prospective purchaser of our assets.

If we issue additional stock to raise capital, your percentage ownership in us would be reduced. Additional financing may not be available when needed on terms acceptable to us or at all. If we raise funds through debt financing, we will have to pay interest and may be subject to restrictive covenants. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated industry changes.

We depend substantially on our relationships with a small number of OEMs, and our failure to maintain or expand these relationships would reduce our revenue and gross profit or otherwise harm our business.

We anticipate that we will derive a substantial portion of our revenue from sales of our products to a small number of OEMs in the marine industry. While in the long term a substantial portion of our revenue is projected to be from the retrofit market, we expect that a small number of OEM customers will continue to account for a majority of our revenue and gross profit for the foreseeable future. The loss of any of these customers, or a material decrease in revenue from these customers, would reduce our gross profit or otherwise harm our business.

Furthermore, if our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may not include our electric propulsion systems with their vessels.

As a result of our dependency on a small number of OEMs, any problems those customers experience, or their failure to promote products that contain our electric propulsion systems, could harm our operating results. Some of the factors that affect the business of our OEM customers, all of which are beyond our control, include

•	the competition these customers face and the market acceptance of their products,

•	the engineering, marketing and management capabilities of these customers and the technical challenges that they face in developing their products,

•	the financial and other resources of these customers, and

•	new governmental regulations or changes in taxes or tariffs applicable to these customers.

The inability of our OEM customers to successfully address any of these risks could harm our business.

Slow growth, or negative growth, in the marine vessel industry could reduce demand for our products and reduce our gross profit.

Our revenue depends in large part on the demand for our products by OEMs in the marine vessel industry. This industry could experience slow or negative growth due to a general economic slowdown, market saturation and other factors. If slow or negative growth in the industry occurs, demand for our products may decrease. If a reduction in demand for our products occurs, we may not be able to reduce expenses commensurately. Accordingly, continued slow growth or negative growth in the marine vessel industry could reduce our gross profit.

Furthermore, our success in increasing revenue depends on growth in the use of alternative propulsion systems, particularly low or zero emission systems, to add features and functionality to marine vessels. Our electric propulsion systems are currently used primarily in pleasure marine vessels and we anticipate to be useful for other marine vessels and non-marine vehicles. These markets are rapidly evolving and it is difficult to predict their potential size or future growth rate. In addition, we are uncertain as to the extent to which products such as ours will be used in these markets in the future. Their market acceptance may be impacted by the performance, cost and availability of other propulsion systems that perform similar functions. If these markets accept products such as our products more slowly than we expect, or not at all, our business will suffer.

We are dependent on our suppliers, and the inability of these suppliers to continue to deliver, or the refusal to deliver, necessary components of our electric propulsion system, would significantly harm our business.

We assemble the components of our electric propulsion system at our Tarpon Springs, Florida facility. These components are manufactured by third-party manufacturers. Other than Homewood Products Corporation, we do not have an agreement requiring any supplier to continue to manufacture and sell to us such component parts. Our agreement with Homewood provides that Homewood will manufacture and sell to us the motors for our electric propulsion systems. These motors are specifically designed by us and our ability to find alternative manufacturers is limited. We believe that alternative sources are available but may require up to twelve months to begin delivery of motors. The delay would adversely affect our ability to meet promised demand for our products and significantly harm our business.

We believe that other suppliers of the other component parts of our ST-EPS are available to us should any of our current suppliers of our component parts be unable or unwilling to sell us such parts. We believe, however, that such alternative suppliers would be at a higher cost, thereby reducing our gross profit.

Competition in our industry is intense and is likely to continue to increase, which could result in price reductions, decreased customer orders, reduced product margins and loss of market share, any of which could harm our business.

Our industry is competitive, and we expect competition to intensify in the future. We have many primary competitors located in the United States and Europe in the marine electric propulsion industry. Additional competitors are likely to enter our industry in the future. We also face competition from the internal research and development departments of OEMs, including some of our current customers. Our customers may have the capability to integrate their operations vertically by developing their own alternative propulsion systems or by acquiring our competitors or the rights to develop competitive products or technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely.

Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

The market for our electric propulsion system is new and constantly changing. If we do not respond to changes in a timely manner, our company likely will no longer be competitive.

The market for our products is characterized by rapid technological change, new and improved product introductions, changes in customer requirements and evolving industry standards. Our future success will depend to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our products and technologies, our products will no longer be competitive and our business will suffer.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We may not be able to identify, develop, manufacture, market or support new or enhanced products on a timely basis, if at all. Furthermore, our new products may never gain market acceptance, and we may not be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Our failure to respond to product announcements, technological changes or changes in industry standards would likely prevent our products from gaining market acceptance and harm our business.

If we do not successfully establish strong brand identity in the marine markets, we may be unable to achieve widespread acceptance of our products.

We believe that establishing and strengthening our Electric Wheel brand is critical to achieving widespread acceptance of our products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

We rely on patents, trademarks, trade secrets and confidentiality agreements to protect our proprietary rights, which afford only limited protection.

Our success depends upon our ability to protect our proprietary rights. We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements with our employees, customers, suppliers and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. It is possible that

•	our pending patent applications may not result in the issuance of patents,

•	we may not apply for or obtain effective patent protection in every country in which we do business,

•	our patents may not be broad enough to protect our proprietary rights,

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from using the inventions claimed in those patents, and

•	current and future competitors may independently develop similar technology, duplicate our products or design new products in a way that circumvents our patents.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue.

Infringement claims and lawsuits would likely be expensive to resolve and would require management’s time and resources and, therefore, could harm our business.

Our success depends on retaining David E. Tether, our Chief Executive Officer, the loss of whom could disrupt our operations or otherwise harm our business.

Our success depends on the continued contributions of David E. Tether, our Chief Executive Officer. Competition for employees in our industry can be intense. There can be no assurance that we will retain our key employees or be able to hire replacements. Our loss of any key employee or an inability to replace lost key employees and add new key employees as we grow could disrupt our operations or otherwise harm our business.

Our international sales will likely account for a significant amount of our revenue in the future, which may expose us to political, regulatory, economic, foreign exchange and operational risks.

Because we intend to sell our products worldwide, our business is subject to risks associated with doing business internationally. Significant management attention and financial resources are needed to develop our international sales, support and distribution channels and manufacturing. Our future results could be harmed by a variety of factors related to international operations, including

•	foreign currency exchange rate fluctuations,

•	seasonal fluctuations in sales,

•	changes in a specific country’s or region’s political or economic condition, particularly in emerging markets,

•	unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements,

•	trade protection measures and import or export licensing requirements,

•	potentially adverse tax consequences,

•	longer accounts receivable collection cycles and difficulties in collecting accounts receivables,

•	difficulty in managing widespread sales, development and manufacturing operations, and

•	less effective protection of intellectual property.

In the future, some or all of our international revenue and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

Risks Concerning Investing In Our Common Stock

Woodlaken, LLC controls all of our Series A Preferred Stock, which enables Woodlaken to elect a majority of our directors and control most of our significant corporate actions and may delay or prevent an acquisition of our company.

Woodlaken, LLC has the irrevocable proxies to vote all of the outstanding Series A Preferred Stock. Under the terms of our charter designating the terms of the Series A Preferred Stock, Woodlaken will have the right to:

•	elect three out of five members of our board of directors,

•	veto certain significant corporate actions, and

•	vote along with common stockholders on an “as converted” basis.

Accordingly, Woodlaken, LLC will be able to influence all matters requiring the vote of our stockholders and will be able to control the election of directors and the approval of mergers or other business combination transactions and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us.

Woodlaken, LLC will have the ability to elect a majority of or directors.

Our board of directors will consist of five members. Holders of Series A Preferred Stock, which Woodlaken, LLC has the right to vote, will be entitled to designate three directors. Holders of common stock will be entitled to designate the other two directors. As a result, Woodlaken, LLC will control our board of directors. Woodlaken has appointed Gary Laskowski and Michael D’Amelio to our board and has nominated Jonathan Betts for election at our next annual stockholders meeting. Mr. Laskowski and Mr. Betts are the managers of Woodlaken and they control how Woodlaken votes its shares of Series A Preferred Stock.

Woodlaken, LLC will have the ability to veto certain corporate actions.

We may not engage in certain transactions without the approval of three-fourths of the outstanding Series A Preferred Stock. Such transactions include:

•	amend our certificate of incorporation or by-laws;

•	re-classify any common stock or establish any other class or classes of stock of equal or superior priority to that of the Series A Preferred Stock;

•	create or authorize any additional shares of Series A Preferred Stock;

•	effect any sale, liquidation, winding up, or merger;

•	sell any assets not in the ordinary course of business or pursuant to any transaction in which control is transferred;

•	declare or pay any dividend on the common stock or repurchase or redeem any of our capital stock;

•	engage in any action which would adversely affect the holders of the Series A Preferred Stock;

•	incur any indebtedness other than trade debt in the ordinary course of business; or

•	purchase the securities of another company.

Woodlaken, LLC has significant influence over matters which may be submitted to our common stockholders.

The holders of Series A Preferred Stock, which is Woodlaken, LLC through the irrevocable proxies, have the number of votes per share as is equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible. Common stockholders have one vote per share. There are currently 4,925.378 shares of common stock and 2,506,474 shares of Series A Preferred Stock outstanding. On matters to be submitted to the vote of the common stockholders, Woodlaken will control approximately 34% of the vote, thereby having significant influence over actions for which the approval of our common stockholders is required.

We do not expect to pay dividends to our common stockholders.

We do not anticipate paying cash dividends in the foreseeable future. We presently intend to reinvest our cash back into the company rather than paying dividends to our common stockholders. As a result, your ability to realize any return on your investment in our common stock will likely result only from your sale of some or all of your shares.

We may not pay or set aside cash dividends to our common stockholders until all accrued but unpaid dividends have been paid to holders of our Series A Preferred Stock. The holders of our Series A Preferred Stock will be entitled to receive cumulative dividends, if, when and as declared by our board of directors, at the annual rate of $0.08 per share, compounded quarterly, subject to adjustment for stock splits and similar transactions. Based on 2,506,474 million shares of Series A Preferred Stock outstanding, we must pay dividends of approximately $200,000 a year to holders of our Series A Preferred Stock before we may pay any dividends to our common stockholders.

In addition, while there are at least 65,000 shares of Series A Preferred Stock outstanding, we may not pay dividends to our common stockholders without the prior approval of holders of at least ¾ of the outstanding Series A Preferred Stock.

Holders of our Series A Preferred Stock have participating rights so that if we do pay any dividends to our common stockholders, holders of our Series A Preferred Stock will be entitled to participate in any such dividends on an as converted basis.

In the event of a liquidation of our company, we must pay holders of our Series A Preferred Stock their investment plus a substantial premium before our common stockholders receive anything.

In the event of liquidation of our company, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of our assets available for distribution to our stockholders before any payment shall be made to the holders of our common stock, as follows:

•	$4.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends if liquidation occurs on or before April 29, 2005,

•	$5.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends if liquidation occurs after April 29, 2005 but on or before April 29, 2006, and

•	$6.00 per share of Series A Preferred Stock plus any accrued but unpaid dividends if liquidation occurs after April 26, 2006,

The holders of Series A Preferred Stock also have participating rights. This means that if any of our assets are available for distribution to our common stockholders after paying the liquidation preference described above, the holders of Series A Preferred Stock will be able to participate in any liquidation distribution along with common stockholders on an “as converted” basis.

We are subject to the penny stock rules. The application of the “penny stock” rules will likely make selling your shares more difficult than if our shares were traded on the Nasdaq Stock Market or a national stock exchange.

Our common stock will be a “penny stock,” under Rule 3a51-1 under the Securities and Exchange Act, unless and until

•	the shares reach a price of at least $5.00 per share,

•	we meet the financial size and volume levels for our common stock not to be considered a penny stock, or

•	we register the shares on a national securities exchange or they are quoted on the Nasdaq Stock Market.

A “penny stock” is subject to rules that require securities broker-dealers, before carrying out transactions in any “penny stock”

•	to deliver a disclosure document to the customer describing the risks of penny stocks, and get a written receipt for that document, before selling penny stocks to that customer,

•	to disclose price information about the stock,

•	to disclose the compensation received by the broker-dealer or any associated person of the broker-dealer, and

•	to send monthly statements to customers with market and price information about the “penny stock.”

Our common stock will also be subject to a rule which requires the broker-dealer, in some circumstances, to

•	approve the “penny stock” purchaser’s account under standards specified in the rule, and

•	deliver written statements to the customer with information specified in the rule.

These additional requirements could prevent broker-dealers from carrying out transactions in our common stock and limit your ability to sell your shares.

We expect our stock price to be volatile.

The price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are

•	actual or anticipated fluctuations in our results of operations,

•	developments with respect to intellectual property rights,

•	announcements of technological innovations or significant contracts by us or our competitors,

•	introduction of new products by us or our competitors,

•	commencement of, or our involvement in, litigation,

•	our sale of common stock or other securities in the future,

•	conditions and trends in the marine vessel industries,

•	the trading volume of our common stock,

•	changes in the estimation of the future size and growth rate of our markets, and

•	general economic conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies. In the past, these market fluctuations were often unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

The market for our shares may be illiquid.

There may be only a limited trading market for our common stock. Our common stock is traded on the Bulletin Board. Shares which are “thinly” traded on the Bulletin Board often trade only infrequently and experience a significant spread between the market maker’s bid and asked prices. As a result, our common stock may be illiquid.

We have implemented anti-takeover provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.

Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change of control or changes in management that a stockholder might consider favorable. Our certificate and bylaws, among other things, allow our board to designate “blank check” preferred stock and limit who may call special meetings of stockholders. These provisions may delay or impede a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in management could cause the market price of our common stock to decline.

Future sales of common stock or senior securities could adversely affect our common stock price and dilute your interest.

We may issue additional capital stock in future financing. Sales of substantial amounts of such shares of common stock or the availability of substantial amounts of such shares for sale could adversely affect prevailing market prices for our common stock.

In addition, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of our common stock, including the right to receive dividends and preferences upon liquidation, dissolution or winding-up in excess of, or prior to, the rights of the holders of our common stock. This could reduce or eliminate the amounts that would otherwise have been available to pay dividends on the common stock.

Because our executive officers’ and directors’ liabilities are limited, your rights against them in a civil lawsuit may be limited.

We will indemnify any executive officer, director or former executive officer or director, and may indemnify any other officer or employee, to the full extent permitted by Delaware law. This could include indemnification for liabilities under securities laws enacted for stockholder protection, though the SEC thinks this indemnification is against public policy.

The issuance of additional shares of common stock, including shares issuable upon conversion of the bridge notes or the exercise of outstanding options and warrants, will dilute the interests of our stockholders.

As of June 25, 2004, we had 4,925,378 shares of our common stock outstanding and 8,106,575 shares of common stock reserved for future issuance upon exercise of outstanding options and warrant and conversion of our Series A Preferred Stock. Our board has the ability, without further stockholder approval, to issue up to approximately 12 million additional shares of common stock. Such issuance may result in a reduction of the book value or market price of our outstanding common shares. Issuance of additional common stock will reduce the proportionate ownership and voting power of the then existing stockholders. Further, if all our outstanding options and warrants are exercised and convertible notes are converted, we will have approximately six million shares outstanding. Thus, the percentage of shares owned by all existing stockholders will be reduced proportionately as options and warrants are exercised and convertible notes are converted. The table below summarizes our current outstanding common stock, options, warrants and convertible securities.

COMMON STOCK, OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES		NUMBER OF SHARES OF COMMON STOCK	NUMBER OF SHARES UNDERLYING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES	TOTAL
Shares of common stock	issued and outstanding	4,925,378	0	4,925,378
Options under our stock option plan	All of our options are currently exercisable		547,835	547,835
Warrants			5,052,266	5,052,266
Series A Preferred Stock			2,506,474	2,506,474
Total		4,925,378	8,106,575	13,031,953

Our board of directors, without seeking stockholder approval, may designate and issue up to 5,000,000 shares of preferred stock, and the sale of such shares may adversely impact the market price of shares of common stock.

Our certificate of incorporation allows our board of directors to issue at any time without further stockholder approval up to 5 million shares of preferred stock. Such shares may be issued and sold upon such terms and conditions as our board of directors may determine, including the amount of consideration for which the shares may be issued and sold in one or more series, and such voting rights, designations, preferences and other rights, qualifications, limitations and restrictions as our board of directors may determine.

We have designated 3 million shares of Series A Preferred Stock, the rights, privileges and preferences of which are described under “Description of Securities – Preferred Stock – Series A Preferred Stock.” There are currently issued and outstanding 2,506,474 shares of Series A Preferred Stock. No other shares of our preferred stock are designated or are outstanding as of the date of this prospectus.

Sales of a substantial number of shares of preferred stock, or the fact that our board of directors may determine the rights, privileges and preferences of one or more classes or series of preferred stock, may discourage a future acquisition of our company, including an acquisition in which you might otherwise receive a premium for your shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders listed under “Selling Stockholders.” We will not receive any proceeds from sales of common stock by the selling stockholders. If all of the warrants are exercised, we will receive total proceeds of approximately $700,000. Proceeds from the exercise of the warrants will be used for general corporate purposes and working capital. We can not assure you that any of the warrants will be exercised or that we will receive the maximum amount of proceeds from the exercise of the warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

We may not pay or set aside cash dividends to our common stockholders until all accrued but unpaid dividends have been paid to holders of our Series A Preferred Stock. The holders of our Series A Preferred Stock will be entitled to receive cumulative dividends, if, when and as declared by our board of directors, dividends at the annual rate of $0.08 per share, compounded quarterly, subject to adjustment for stock splits and similar transactions. Based on approximately 2.5 million shares of Series A Preferred Stock outstanding, we must pay dividends of approximately $200,000 a year to holders of our Series A Preferred Stock before we may pay any dividends to our common stockholders.

In addition, while there are at least 65,000 shares of Series A Preferred Stock outstanding, we may not pay dividends to our common stockholders without the prior approval of holders of at least ¾ of the outstanding Series A Preferred Stock.

Holders of our Series A Preferred Stock have participating rights so that if we do pay any dividends to our common stockholders, holders of our Series A Preferred Stock will be entitled to participate in any such dividends on an as converted basis.

MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NASD Over-the-Counter Bulletin Board under the symbol “SOLM.” Our common stock began trading on February 24, 2004 and opened at $3.15. Prior to February 24, 2004, there was no public market for our common stock.

On June 25, 2004, the closing price of our common stock was $1.42. On June 10, 2004, we had approximately 662 record owners of our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004. This table should be reviewed with our December 31, 2003 and 2002 audited financial statements, and the notes to those financial statements, and our March 31, 2004 unaudited financial statements, included elsewhere in this prospectus.

As of March 31, 2004
Long-term notes and loans payable including current portion	$8,818
Stockholders equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized; 1,625,000 shares are designated as Series A, which 35,000 shares were issued and outstanding	35
Common stock, $.001 par value, 25,000,000 shares authorized; and 4,912,856 shares were issued and outstanding	4914
Additional paid-in capital	8,433,437
Accumulated deficit	(9,831,523))
Total stockholders’ deficiency	(1,393,137))
Total capitalization	692,154

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations for the fiscal years ended December 31, 2003 and 2002 and the three months ended March 31, 2004 and 2003 should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

When used in conjunction in the following discussions, the words “believes,” “anticipates,” “intends,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause results to differ materially from those projected, including, but not limited to, those set forth in “Risk Factors.

Overview

We develop and sell electric propulsion systems primarily for the marine industry. These systems utilize our proprietary technology, including our patented Electric Wheel. In addition, we believe that our technology will have additional applications in the transportation, industrial and commercial sectors. We will continue to target areas for strategic growth.

We have historically generated limited operating revenues. We intend to expand operations through the continued development of our dealer network and the addition of new products. In order for us to successfully market our existing products on a national and international level, we will be likely required to successfully complete public or private financing of our equity securities. If we are unable to obtain necessary financing, we will expand our operations only as cash flow allows.

Our goal is to significantly increase revenue, generate enough cash to finance our operations and growth and, eventually, become profitable. We currently do not generate enough cash from operations to continue operations indefinitely. Our ability to continue is dependent on our either raising significant capital or increasing revenue, or both. If we are unable to raise such capital and unable to significantly increase revenue, we would likely not be able to generate enough cash to continue operations. As a result, we would have to seek alternative opportunities, such as selling our assets or seeking a merger partner or other business combination; otherwise we may default on our debt obligations and lose our assets to our creditors.

Our business plan requires that we obtain $5 million of additional capital. Such capital would be used to repay approximately $1 million of debt and the balance to hire sales personnel over the next twelve months and to meet our inventory needs. If we are able to acquire such capital, we believe that we can increase our revenue over the next two years by establishing a stronger sales presence to OEMs and by increasing substantially the number of retrofit sales. We would also use a portion of such additional capital to hire additional administrative personnel. We only have seven full-time employees, many of whom perform multiple functions within our organization.

We believe we could also significantly increase our current gross margin of 15% to approximately 50% from such additional capital. Our suppliers offer significant quantity discounts which we are currently unable to take advantage of due to the small number of purchases we make at any time. With additional capital, we could make larger purchase orders for the quantity discounts thereby increasing our gross margin.

Results of Operations

The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with our consolidated financial statements and notes thereto for the years ended December 31, 2003 and 2002 included in this prospectus.

Comparison of the Years Ended December 31, 2003 and 2002

	Year Ended
	December 31, 2003	December 31, 2002
Net Sales	100%	100%
Cost of Sales	76%	69%
Gross Profit	24%	31%
Salaries and Benefits Expense	114%	444%
General and Administrative Expense	663%	282%
Total Operating Expense	777%	726%
Loss from Operations	(753)%	(695)%
Other Income (Expense)	(78)%	(35)%
Loss before income taxes	(831)%	(732)%
Taxes	0%	0%
Net Loss	(831)%	(732)%

For the year ended December 31, 2003 we generated revenues of $421,808 as compared to $150,918 for the comparable period ended in 2002. Cost of goods sold for the year ended December 31, 2003 was $320,663 generating a gross profit of $101,145, or 24% of revenues. Cost of goods sold for the year ended December 31, 2002 was $103,851 generating a gross profit of $47,067, or 31% of revenues. The decrease in our margin is due to our inability to achieve cost efficiencies with our primary manufacturer and other suppliers. We believe we will improve our margins and, with an increase in sales, achieve economies of scale.

Salaries and benefits for the year ended December 31, 2002 were $670,567 compared to $479,242 for the year ended December 31, 2003 a decrease of $191,325, or 29%. This decrease was due to our inability to fund payroll due to our limited cash flow; however, portions of these salaries were contributed to capital by our employees.

Non-cash compensation for the year ended December 31, 2003 was $1,933,231 as compared to $37,500 for the year ended December 31, 2002, an increase of $1,895,731. Non-cash compensation consists of common stock issued to consultants and employees for services rendered. During 2003 the increase in non-cash compensation was due to an increase in the number of shares issued for primarily financial consulting services as well as a capital contribution of unpaid salaries by our employees of $386,846.

Professional fees for the year ended December 31, 2002 were $4,250 as compared to $280,788 for the year ended December 31, 2003, an increase of $276,538. This increase was due to the costs associated with filing our Registration Statement on Form SB-2 as well as other costs associated with becoming a public company.

Advertising expense for the period year ended December 31, 2002 was $23,864. Advertising expense for the year ended December 31, 2003 was $26,009. The minimal increase in advertising expense was due to our focus on our business plan and the further execution of our marketing plan.

Travel and entertainment costs for the year ended December 31, 2002 were $33,516 as compared to $60,721 for the year ended December 31, 2003, an increase of $27,205 or 81%. The increase in travel and entertainment is attributable to our marketing activities related to our products as well as expenses associated with our efforts to raise capital.

Rent for the year ended December 31, 2002 was $44,700. Rent for the year ended December 31, 2003 was $75,064. The increase was due to our new office lease of additional facilities in Benedict, Maryland for the final five months of 2002 with an increase in monthly rent expense of approximately $2,400.

Other general and administrative costs for the year ended December 31, 2002 were $281,082 and consisted primarily of insurance, office supplies, printing and office equipment. Other general and administrative costs for the year ended December 31, 2003 were $422,075, an increase of $140,993. The increase was due to further execution of our business plan. These costs primarily consist of depreciation, amortization of intangibles, insurance, office supplies and equipment, and printing.

Interest expense incurred for the year ended December 31, 2002 was $52,843. Additionally we recognized $151 in interest income during the same period. We incurred interest expense of $350,663 for the year ended December 31, 2003 relating to our various financings. The increase of $297,820 in interest expense is primarily due to recognizing a beneficial conversion feature on convertible notes payable during the year ended December 31, 2003 of $220,135 as well as interest on our new and existing borrowings totaling approximately $131,000 during the year ended December 31, 2003.

We reported a net loss for the year ended December 31, 2002 of $1,101,104. Our net loss for the year ended December 31, 2003 was $3,506,449.

Our overall per-share loss for the year ended December 31, 2002 was $0.42 per share. Our overall per-share loss for the year ended December 31, 2003 was $0.90.

Comparison of Three Months Ended March 31, 2004 and 2003

	Quarter Ended
	March 31, 2004	March 31, 2003
Net Sales	100%	100%
Cost of Sales	49%	70%
Gross Profit	225%	30%
Salaries and Benefits Expense	362%	40%
General and Administrative Expense	378%	480%
Total Operating Expense	587%	520%
Loss from Operations	(536)%	(490)%
Other Income (Expense)	(293)%	(7)%
Loss before income taxes	(829)%	(497)%
Taxes	0%	0%
Net Loss	(829)%	(497)%

For the three months ended March 31, 2004 we generated revenues of $56,068 as compared to $57,136 for the comparable period ended in 2003. Cost of goods sold for the three months ended March 31, 2004 was $27,375 generating a gross profit of $28,693, or 51% of revenues. Cost of goods sold for the three months ended March 31, 2003 was $39,941 generating a gross profit of $17,195, or 30% of revenues. The increase in our margin is due to our inability to achieve cost stabilizations and efficiencies with our primary manufacturer and other suppliers. We believe we will begin consistently improving our margins and, with an increase in sales, achieve economies of scale during the remainder of 2004 which is possible due to the completion of a private placement of $1,745,000 in May 2004.

Salaries and benefits for the three months ended March 31, 2003 were $22,666 compared to $126,309 for the three months ended March 31, 2004 an increase of $103,643, or 457%. This increase was due to our employees accruing unpaid wages in the first quarter of 2004.

Non-cash compensation for the three months ended March 31, 2004 was $42,000 as compared to $90,000 for the three months ended March 31, 2003, a decrease of $48,000. Non-cash compensation consists of common stock issued to consultants and employees for services rendered. During 2003 the increase in non-cash compensation was due to an increase in the number of shares issued primarily for financial consulting services.

Professional fees for the three months ended March 31, 2003 were $12,624 as compared to $40,380 for the three months ended March 31, 2004, an increase of $27,756. This increase is due to the additional costs of being in the public market place as well as the costs of legal fees associated with raising capital.

Advertising expense for the three months ended March 31, 2003 was $2,651. Advertising expense for the three months ended March 31, 2004 was $27,488. The increase in advertising expense was due to our focus on our business plan and the further execution of our marketing plan.

Travel and entertainment costs for the three months ended March 31, 2003 were $4,224 as compared to $11,838 for the three months ended March 31, 2004, an increase of $7,614 or 180%. The increase in travel and entertainment is attributable to our marketing activities related to our products as well as expenses associated with our efforts to raise capital.

Rent for the three months ended March 31, 2003 was $12,300. Rent for the three months ended March 31, 2004 was $16,136. The increase was due to our moving our business to Tarpon Springs, Florida and continuing rental payments on office space in Benedict, Maryland.

Other general and administrative costs for the three months ended March 31, 2003 were $152,677 and consisted primarily of insurance, office supplies, printing and office equipment. Other general and administrative costs for the three months ended March 31, 2004 were $65,251, a decrease of $87,426. The decrease was due to our limiting our spending due to our limited cash flow. These costs primarily consist of depreciation, amortization of intangibles, insurance, office supplies and equipment, and printing.

Interest expense incurred for the three months ended March 31, 2003 was $4,064. We incurred interest expense of $164,043 for the three months ended March 31, 2004 relating to our various financings. The increase of $159,979 in interest expense is primarily due to recognizing additional interest related to the conversion of $125,000 in notes in shares of the Company’s common stock based on a first trade price of $3.15.

We reported a net loss for the three months ended March 31, 2003 of $284,011. Our net loss for the three months ended March 31, 2004 was $464,752.

Our overall per-share loss for the three months ended March 31, 2003 was $0.10 per share. Our overall per-share loss for the three months ended March 31, 2004 was $0.10.

Liquidity and Capital Resources

For the Year Ended December 31, 2003

Our available cash balance at December 31, 2003 was approximately $51,000. From January 1, 2001 through December 31, 2003, we raised an aggregate of approximately $578,000 in capital through the sale of shares pursuant to a private placement made in accordance with Rule 506 under the Securities Act of 1933. In addition, we have received proceeds from advances from affiliates and notes and loans payable of approximately $788,000 during that same period that have funded our operations.

During the twelve months ended December 31, 2003, we used net cash of approximately $451,000 for operations. This consisted of a net loss of $3,506,449 offset by net increases in our operating assets of $43,057, non-cash compensation from the issuance of common stock for services of $1,399,386, depreciation and amortization expense of $148,146, a capital contribution of unpaid salaries of $386,846, amortization of a debt discount of $15,200, beneficial interest on convertible notes payable of $220,135, bad debt expense of $14,553, and increases in our liabilities consisting of accounts payable and accrued expenses, accrued payroll and payroll taxes and customer deposits of $827,761. We had net cash flows used in investing activities of $33,759 which consisted of capital expenditures of $25,043 and expenditures on patents of $8,716. Additionally, we had net cash flows from financing activities of $471,634. This consisted of $291,836 in gross proceeds from the sale of our common stock and proceeds from notes and loans payable of $163,307 and proceeds from advances to affiliates of $28,687 offset by repayments of notes and loans payable of $12,196.

During the year ended December 31, 2003, our employees received significantly less cash compensation than they would have received had our cash flow been greater. Such amounts were changed to expense and contributed to capital by our employees. However, we anticipate an increase in cash compensation in the future as our cash flow permits.

For the Three Months Ended March 31, 2004

Our available cash balance at March 31, 2004 was approximately $29,000. From January 1, 2001 through March 31, 2004, we raised an aggregate of approximately $712,000 in capital through the sale of shares pursuant to a private placement made in accordance with Rule 506 under the Securities Act of 1933. In addition, we have received proceeds from advances from affiliates and notes and loans payable of approximately $788,000 during that same period that have funded our operations.

During the three months ended March 31, 2004, we used net cash of approximately $153,000 for operations. This consisted of a net loss of $464,752 offset by net increases in our operating assets of $5,544, non-cash compensation from the issuance of common stock and warrants for services of $42,000, depreciation and amortization expense of $37,515, amortization of a debt discount of $25,080, additional interest on conversion of notes payable of $135,315, and increases in our liabilities consisting of accounts payable and accrued expenses, accrued payroll and payroll taxes and customer deposits of $77,096. Additionally, we had net cash flows from financing activities of $132,041 which consisted of $134,000 from the sale of our Series A Convertible Preferred Stock less repayments of notes and loans payable of $1,959.

There are presently no plans to purchase a new facility or significant new equipment.

In May 2004, we closed on $1,745,000 through the sale of Series A Preferred Stock and warrants. Additionally, a noteholder (Pinetree) converted its outstanding debt of $572,490 and all accrued interest into Series A Preferred Stock. We believe these transactions will enable us to execute our short-term business strategies and bring us to a situation where we are generating cash flows from operations.

Critical Accounting Policies

A summary of significant accounting policies is included in Note 2 to the audited financial statements included in this prospectus. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition

We recognize revenue when product has been shipped from our facility or drop shipped from our manufacturing location. Revenues from installation or service sales are recognized when the services have been completed.

Inventory valuation

Our inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2003 and 2002, significantly all inventory on-hand was finished goods, which consists of motors and generators. Smaller parts and supplies are charged to expense when purchased.

Accounting for patents and trademarks

Our patents and trademarks are stated at cost. The recoverability of patents and trademarks is re-evaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. As of December 31, 2002 and 2003, we have recorded $99,197 and $133,045 in amortization expense, respectively, related to our patents and trademarks. We are amortizing these costs over the life of respective patent or trademark.

Stock-based compensation

We account for stock based compensation utilizing Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We have adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Off-Balance Sheet Arrangements

Our agreement with Homewood requires that we purchase at least 100 electric motors during 2004. If we do not complete such purchase, we must pay Homewood on or before January 1, 2005 an amount equal to the average purchase price for all motors actually purchased by us multiplied by the motors not purchased by us up to 100. For example, if the average purchase price of the motors actually purchased by us was $8,000, and we purchased only 75 motors during 2004, we would owe Homewood $200,000. We have not purchased the 100 motors yet, and we can not determine whether we will meet this minimum requirement.

Except as set forth above, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on us.

BUSINESS

Overview

We develop and sell fully integrated electric power drive systems that we refer to as “ST Electric Propulsion Systems.” Some of our systems incorporate our patented “Electric Wheel” and related proprietary technologies consisting of two shaftless, brushless, direct current permanent magnet electric motors connected by a planetary gear-set driving an output power shaft, all within a single, self-contained sealed housing. Motors developed using Electric Wheel technology are referred to as our “ST Electric Wheel” series or STEW. We have also developed motors using a variation of the Electric Wheel technology that employ only one direct current motor and operate without a planetary gear-set that we refer to as our “ST Electric Motor” series or STEM. Our complete line of electric motors (STEW and STEM) incorporated in our fully integrated electric power drive systems are referred to as our “ST Electric Propulsion Systems” or ST-EPS.

The principal market for our systems is the recreational displacement hull component of the marine industry. We chose this market because of the many applications for our systems but also because of its large size, minimal regulatory barriers and fragmented competition. We have focused primarily on boat manufacturers for new boat electric drives and boat owners for retrofits of their existing propulsion systems. The industrial marine sector is a secondary market for our current systems with an initial focus on lifeboats, motor launches and small craft military projects. We expect to license or enter into strategic relationships with respect to the many non-marine applications for our ST Electric Propulsion Systems.

Our ST Electric Propulsion Systems

Our ST Electric Propulsion Systems offer the marine industry better solutions for many propulsion applications than traditional combustion engines. The improvements we offer are not marginal; rather, our systems represent a significant change in the way that recreational displacement hull recreational vessels are propelled when sail power is unavailable or inappropriate:

•	Torque. Our systems provide constant high torque and low rotations per minute to maximize operating efficiencies and deliver instant propeller response to helm commands. The Electric Wheel powers an infinitely variable internal automatic transmission that develops maximum torque at any rpm.

•	Environmental advantages. Unlike fossil fuel powered engines, our ST Electric Propulsion Systems have greatly reduced exhaust emissions when used with a generator for diesel electric power and no emissions whatsoever when used with batteries alone.

•	Minimal maintenance. With only eight moving parts, the Electric Wheel is simple in design and requires maintenance only every 100,000 hours. When our Electric Wheel motors reach maximum speed, the gears that comprise the planetary gear lock in place, delivering a 1:1 ratio between the motor and shaft rotation, which in turn eliminates frictional losses and minimizes gear wear.

•	Increased horsepower output from the same power input. The Electric Wheel provides the equivalent power of internal combustion engines with four times greater rated horsepower.

•	Patented regenerative feedback. Unlike combustion engines and other available electric motors, our propulsion systems’ regeneration technology renews its batteries’ charge.

•	Redundancy. Our ST Electric Propulsion Systems are redundant and completely self-contained. These features greatly enhance safety and security on the water. The Electric Wheel can operate with one-half its parts or with the gear set melted together.

•	No cooling source. No external cooling source is required for our ST Electric Propulsion Systems, thereby allowing continuous use.

The gear configuration of the Electric Wheel offers a significant benefit—it can operate with only one motor, or only one-half of its parts. It can also operate with full power with the gear set melted together. These novel features make the Electric Wheel an entirely redundant propulsion system that is totally self-contained.

With high torque and low rpm, these motors are ideally suited for displacement hull vessels such as sailboats and multihull boats. A 10-horsepower Electric Wheel system provides more than adequate power to operate a sailboat traditionally powered by a 36-horsepower diesel engine. Our testing programs and installation experiences have demonstrated that the Electric Wheel provides the equivalent power of internal combustion engines with four times greater rated horsepower. This is because a diesel engine typically delivers only between 25% and 30% of its rated horsepower to the propeller; the combustion engine’s power-absorbing attachments such as an external transmission, gears and water pump absorb the rest.

Our Products

The Solomon Technologies electric propulsion system (ST-EPS)

We market and sell the ST Electric Wheel and ST Electric Motor series Electric Propulsion Systems. Our systems consist of the motor and controller, the safety power management distribution unit, the battery bank and battery charger, an e-meter and a throttle control. We also offer an optional generator for hybrid charging configurations and an optional inverter for AC applications. Our ST Electric Propulsion Systems provide the foundation for efficient power management.

The Motors. We have developed two product lines of motor systems, the “ST Electric Wheel”, or “STEW” series and the “ST Electric Motor”, or “STEM” series. All of our motors provide regenerative feedback. This means that our motors generate electricity while under sail or at any time the external forces on the propellers are greater than the internal forces. This hydroelectric power is generated when water passing the propeller turns the propeller blades, which in turn spins the shaft and rotor on the electric motor producing electricity that is then stored in the battery bank connected to our motors.

STEW Series. Our STEW series employs the Electric Wheel. The STEW series motor consists of two flat, opposing, brushless, DC electric motors directly connected to the planetary gear set. Our current STEW series model — the ST58 Electric Wheel dual motor system — replaces up to a 36 horsepower diesel motor and provides continuous torque output to the shaft of 58 foot-pounds. The ST58 is designed for boats weighing up to 24,000 lbs.

The Electric Wheel design permits the ring gear to turn, which enables us to offer different STEW power configurations to meet specific requirements. With both sun and ring gear together, the Electric Wheel delivers considerably more torque to the planetaries than a single motor. Altering the relative speeds of the moving ring and sun gears provides an infinitely variable range of gear ratios. We can attach different size motors to the gears or to add a second motor to each gear and double the total horsepower. Utilizing this design breakthrough, other configurations are currently under development:

•	a 33 hp version with a 20 hp motor on the ring gear and a “derated” 13 hp motor on the sun gear is in the early prototype production stage and is slated for initial testing and performance ratings in spring 2004. No commercial production and sales date has been scheduled, and

•	a 50 hp version with two motors attached to the ring gear—a 20 hp and a derated 10 hp—and a single 20 hp motor on the sun gear is in the early prototype production stage and is slated for initial testing and performance ratings in summer 2004. No commercial production and sales date has been scheduled.

Electric Wheels with different gear ratios that can provide a multitude of possible horsepower combinations are available for custom order production in a variety of configurations for larger vessels with more complex workload requirements as well as for application in a number of other industries. Our STEW series motor systems are all available in twin motor configurations, providing power to the propellers equivalent to that of twin diesel engines up to 36 horsepower X 2 designed specifically for twin shaft or twin hull (catamaran) vessels.

STEM Series. Our STEM series employs only one of the DC electric motors and controllers used in the ST Electric Wheel series and does not incorporate a planetary gear-set. Our STEM series models are:

•	Our ST37 single motor design, which replaces up to a 24 horsepower diesel motor and provides continuous torque output to the shaft of 37 foot-pounds. The ST37 is designed for boats weighing up to 20,000 lbs.

•	Our ST74 dual motor design, which replaces up to a 48 horsepower diesel motor and provides continuous torque output to the shaft of 74 foot-pounds. The ST74 is designed for boats weighing up to 32,000 lbs.

Our STEM series motor systems are all available in twin motor configurations, providing power to the propellers equivalent to that of twin diesel engines up to the 48 horsepower x 2 designed specifically for twin shaft or twin hull vessels.

We are currently planning to introduce two new motors to our STEM series:

•	We have recently completed the initial production phase for the newest in our STEM series—the ST116, 20 horsepower electric motor. Our ST116 single motor design will replace up to an 80 horsepower diesel motor and will provide continuous torque output to the shaft of 116 foot-pounds. The ST116 is designed for boats weighing up to 50,000 lbs. We sold our first two ST116 systems in Fall 2003.

•	Our ST232 dual motor design will replace up to a 160 hp diesel motor and will provide continuous torque output to the shaft of 232 foot-pounds. The ST232 is designed for boats weighing up to 95,000 lbs. The ST232 is planned to follow shortly after our new ST116, with anticipated sales to begin later in 2004.

Like our other motor series, these STEM series motor systems will be available in twin motor configurations, thereby providing power to the propellers equivalent to that of twin diesel engines up to 160 hp X 2.

The Safety Power Management Device. The Safety Power Management Distribution, or SPMD, is a panel designed to act as an interface for all of the devices making up our full series of Electronic Propulsion Systems. The SPMD is an enclosed unit that is required for each system. Twin systems utilize a main distribution box that works in conjunction with the SPMD as a central interface for system components.

The Battery Bank. We specify 144v DC (12 X12 volt DC) Absorbed Glass Mat batteries wired in series to provide maximum power performance. This battery configuration provides the cruising boater with power, efficiency, and the freedom to extend boating range. Electric motor utilization will further benefit from advances in battery and fuel cell technology as new energy sources become available.

Chargers. The main 144v battery bank can be charged by a shore charger, propeller regeneration or an optional diesel generator (“genset”). We offer several shore chargers built for 144v direct current (“DC”) output and 110v/220v alternating current (“AC”) input.

E-Meter. The e-meter is used to monitor the “fuel” level of the battery bank. It displays battery voltage, amperage being consumed, and amp hours remaining. The e-meter also reads out battery regeneration.

Throttle Controls. We offer electronic throttles that control forward and reverse motor functions through electronic switching. The electronic throttles can be ordered for single motor installations or dual motor configurations for independent motor control.

Hybrid Generator Options. Gensets are most often used for those seeking long-range motoring and abundant AC power for cabin use or for racing configurations in which lightweight, small capacity batteries are used for short-range motoring. For efficiency and performance, we offer optional DC generators capable of charging the 144v DC battery bank system. We can provide generators sized at 6 kilowatts (“kw”) and higher.

Inverter Options. The efficiencies inherent in our ST Electric Propulsion Systems enable them to provide considerable AC power for cabin use. Our inverters connect with the 144v DC battery bank. The inversion from 144v DC to 120v AC is more efficient and provides greater capacity than inversion from a 12v battery bank. For example, a blue water cruiser can have AC power for electric stoves, air conditioning, hot water heater and lighting without running a generator continuously.

12v House Power/Cross Charging Options. Boaters are familiar with a 12v DC system for powering cabin lights, bilge pumps, radios, and the like. We recommend the use of a separate 12v system with our ST Electric Propulsion Systems, which enables the 12v system to consist of only one or two batteries that can be charged from the main battery bank through our DC/DC cross charger. This allows for constant charging of the 12v system, and offers 12v power capacity for more enjoyable, efficient living aboard.

Our ST Electric Propulsion Systems in marine use today are fueled through battery bank-stored power. Extended motoring range can be provided by installing an optional cocooned generator, creating a hybrid diesel electric system. In a hybrid configuration the genset is cycled on and off based on battery usage. Gensets work with the battery bank, extending battery life by recharging when the battery voltage reaches a set level of discharge. In addition, solar panels and wind generators can be used to augment house power for both pure electric and hybrid configurations.

Beta testing

We implemented a Beta Testing Program in 1998 that continued for three consecutive years. Under this program, we conducted 23 beta tests, including one that was 18 months in duration. Twenty-two tests were marine applications, each under a sales and beta product test agreement. The last test was for a ground-based application in a mining conveyor belt system.

Testing and beta trials conducted in the field indicated that the Electric Wheel delivered power at the shaft roughly equivalent to an internal combustion engine with between three and four times greater rated horsepower. In other words, a 10 horsepower ST58EW motor performed the same work as a 36 horsepower internal combustion engine. With a projected design life in excess of 100,000 hours without maintenance, Beta testing of the STEW and STEM propulsion systems indicated that they offer low life- cycle costs and high torque with the environmental and aesthetic benefits of quiet operation, no exhaust emissions when used without fossil-fuel generators in test vessels and high torque at all times which provides instant propeller response to helm commands. We conducted tests in boats operating on battery bank power only and boats operating with battery/generator hybrid power systems.

Beta test users reported satisfaction with motor functionality. System performance was demonstrated through the increase in stated efficiency in propulsion. Users requested and added optional onboard appliances, thereby using more electricity on amenities, such as air conditioning, refrigerators and icemakers. Beta test customers’ input helped us to modify system configurations and provide product offerings for a wide variety of boat and cruising lifestyles.

Beta test purchasers reported that performance met expectations under a wide variety of sailing and cruising experiences. Operating results were compiled and analyzed during the beta testing period. We continue to analyze operating performance from beta test units and use logged data for ongoing product development.

Our Strategy

We are dedicated to meeting the needs of our customers for long-lived, low maintenance, and efficient and environmentally-friendly propulsion systems. We will endeavor to be a market-driven company that incorporates cost-effective technologies available in our products to meet our customers’ needs. We will seek to achieve sustained growth by harnessing our Electric Wheel technology, incorporating fuel technology advancements and expanding our product lines to meet customer demands for better power systems while simultaneously creating business opportunities for new applications. The following are key elements of our strategy:

Be first to market with innovative propulsion system products in the marine industry.

We believe that our experience in the marine industry will enable us to quickly introduce innovative products to the market. We intend to strengthen current relationships and forge new relationships with manufacturers of marine vessels. We intend to continue to invest in internal product development activities designed to enhance our products offerings to satisfy the needs of our target markets. To this end, we continue to search out alliances with other marine industry product manufacturers to maintain a competitive edge and to spearhead innovation.

Expand and enhance our sales channels.

We believe that the most effective way to sell our products is through traditional retailers, major marine vessels original equipment manufacturers (“OEMs”), charter fleet sales, recreational boating trade shows, the retrofit market and military contracts. We intend to continue to build industry presence and product demand through press releases and industry articles in major publications, keynote speaking and presentations before marine professionals (including the Office of Naval Research and the National Association of Marine Surveyors) and international boat builder/OEMs organizations.

Increase international sales.

We view several international markets as opportunities for significant growth for our business. We have recently entered the market in Europe through a relationship with HFL Industrial & Marine Power Ltd., an established European manufacturer of generators, inverters and marine refrigeration systems. We intend to continue to expand our geographic presence by targeting emerging and growing markets in regions such as Australia, New Zealand and the Pacific Rim, principally through teaming with existing local companies. We plan to establish a presence in the boating capitols of the world through alliances with international charter fleet companies such as The Catamaran Company, Sun Sail and The Moorings. From time to time, we may also consider acquisitions, strategic alliances or joint ventures to increase our penetration in identified markets.

Expand our branding and marketing initiatives.

We have invested time and resources to establish our Electric Wheel and Electric Propulsion System brands, as well as the consistent and recognizable design of our products. We intend to continue building our brand identity through public relations, advertising campaigns and other marketing efforts.

Enhance operational efficiencies.

We believe it is essential to control operational costs while at the same time providing first-to-market, innovative products. We intend to implement processes to manage product development efficiency, control inventory, channel costs and reduce overall operating expenses. We plan to invest in personnel, technology and processes to enhance our operational discipline and efficiencies with respect to product development, demand assessment and supply chain and channel inventory management. By focusing on operational efficiencies, we intend to meet the demands of our target markets for affordable, high quality products while pursuing a profitable business model.

Expand our product offerings to non-marine applications.

We plan to expand our product portfolio into new areas that will complement our current product offerings while leveraging our brand, channel presence and operational efficiency. Non-marine industry companies and organizations have expressed interest in application for our Electric Wheel technology. We believe this technology may be adopted for use in a variety of ground-based applications such as inter-modal trains, automotive transport, conveyor systems and farm implements. We intend to pursue strategies that include the licensing of technology to industries with high regulatory and financial barriers to entry, such as the automotive industry. Strategies also include the formation of joint ventures with participants in industries that have fewer significant barriers to entry, such as producers of conveyor systems, farm equipment and air conditioning/refrigeration systems.

Our Industry

Our product application in the marine industry

The recreational boating industry is a large, multifaceted market both in the United States and internationally. It is fragmented in two dimensions - suppliers and users, both of which are target customers for us. By product application, the boating market is divided into sailboats and powerboats segments and within each segment by size of craft for the sailboats and hull type for powerboats. Sailboats are displacement hull vessels. Powerboats are designed with displacement hulls, semi-displacement hulls and planing hulls. A displacement hull boat rides in the water, pushing water out of the way (displacing water) as it moves forward. A planing hull boat, as it builds sufficient speed, rides on top of the water where there is less resistance.

Displacement hulls are chosen when long range, economy of operation, and seaworthiness are vital to boating performance. By a displacement hull’s very nature, speed is limited. Size and shape dictate a maximum speed, referred to as “hull speed.” When moved by a large propeller turning at low rpms, displacement hulls become very efficient, requiring small amounts of power compared to hulls designed for high speed. Lower rpm is not compatible with most fossil fuel engines that reach optimum performance with small props turning at high rpm. However, with a large, slower turning prop, and the proper gear ratio, a small fossil fueled engine consumes much less fuel than its higher speed counterparts. Even a 20-ton trawler with twin diesels is more fuel-efficient than most recreational boats with semi or full planing hulls designed for higher speeds.

Our ST Electric Propulsion Systems are designed to produce maximum efficiency with large, slow turning props delivering higher torque at low rpm. These characteristics make our STEW and STEM series motors highly compatible for displacement hull applications. Many categories of boats use displacement hulls, including sailboats, trawlers, classic launches, luxury houseboats, offshore commercial fishing boats, tugboats and large ships. In addition, many custom and production specialty hull designs are compatible with the present ST-EPS designs.

Our target markets

Our markets for STEW and STEM series motors encompass two sectors - boat manufacturers (“OEMs”) for new boat electric drives and used boat owners for retrofit, or re-power, systems. Within these sectors, our primary market for ST-EPS is the recreational boating industry with an initial focus on displacement hull vessels ranging in size from 25 feet to 55 feet in length, weighing from four to twenty tons. The secondary market for our current line of production motors is for industrial marine applications with an initial focus on lifeboats, motor launches and small craft military projects. Our next generation series of STEW and STEM motors will be focused primarily on the powerboat market and the larger horsepower industrial marine sectors.

Market analysis-industry trends

Both the new and the retrofit boat markets offer substantial sales potential for us. Market growth for new boats appears to be driven by the U.S. business cycle and population demographics; compound annual growth averaged three percent over the last two decades. There were 18,000 new sailboats constructed in the United States during 2002 and approximately four times that number worldwide. Approximately 5,400 of the sailboats delivered in the United States, or 30 percent, were delivered with auxiliary motors in the class and size eligible for ST-EPS installations.

There are an estimated 1,600,000 sailboats with auxiliary power on United States waters. Industry statistics indicate that inboard fossil fuel engines on sailboats will have a life of ten years before requiring major overhaul or replacement. Based on this replacement need, our forecast is that approximately 17,000 sailboats in excess of 25 feet in length are candidates for retrofit installation of ST- EPS each year.

An increase in environmental regulations is one of the primary trends impacting the recreational and commercial boating industry. The U.S. Environmental Protection Agency has recently mandated more stringent control regulations that require reduction of two-stroke gasoline engine emissions by 75% and four-stroke gasoline and diesel engine emissions by 35%. The EPA mandate also calls for re-calibration of all current carbureted and electronic fuel injection engines for maximum emission reduction, conversion of carbureted marine engines to electronic port fuel injection, and the use of oxidizing catalytic converters to spark ignition marine engines. It is anticipated that the requirements will be phased in for commercial engines between 2004 and 2007. Separate emission standards for recreational engines are still at the proposal stage.

The costs of complying with increasingly demanding environmental mandates is expected to increase demand for electric propulsion motors, including our ST-EPS. We believe that the pending price increases caused by increased costs of environmental compliance in the United States will make our products attractive marine power alternatives from both price and environmental compliance perspective.

International markets

We believe that Europe’s auxiliary powered sailboat market represents a larger potential retrofit market for our STEW and STEM series motors than that of the United States in large part because of environmental issues. Strict environmental controls on fossil fuel engines for boats already exist in many Western European countries, where fossil fuel engines are already banned from numerous lakes, canals and sections of some rivers. It appears that pollution by boaters is more widely recognized in Europe than the U.S. Equally important, strong environmental groups have successfully led legislative efforts to make recreational boating use of fossil-fueled engines significantly more restrictive than in U.S. waters.

Military applications and government programs

The National Air and Space Administration (“NASA”) support for Electric Wheel development began in 1996. A simplified version of the Electric Wheel powered NASA’s Sojourner Mars rover. In return for the rights to use our technology in space vehicles, NASA set up the Electric Wheel Working Group, consisting of engineers from universities, government and industry, under its Mid-Atlantic Technology Applications Center. With the Working Group’s help, we were able to test and refine the system, establish cost-effective manufacturing procedures and develop a business plan to introduce our technology to a gradually widening circle of markets that may ultimately include the passenger car. The Working Group completed its mission in 2000.

The United States Navy and other governmental bodies are pursuing proposals for various demonstration and/or development projects to document the feasibility of more efficient, non-polluting electric powered motors, with the goal of bringing those developmental projects to military applications for a diverse group of stealth, low maintenance, fuel efficient water craft and amphibious vehicles. Environmental and energy conservation considerations continue to drive military and homeland security preparedness campaigns.

Sales and marketing

We have transitioned from a research, design, engineering and development company to a marketing, production, sales and service company. We continue to expand our brand recognition-marketing program, add additional OEM customers, build our dealer/installer network, pursue contract awards and develop commercial marine industry partnerships.

OEM/boat builders

We view our OEM relationships as vital to growing and sustaining marine sales in both manufacturer and user market segments. Relationships with OEMs include The Catamaran Company (the exclusive sales/broker for our electric powered Lagoon Catamarans in the U.S.), Gold Coast Yachts, Nimble Boats, Conser Catamarans, African Catamarans, Manta Catamarans and Multi-Winds International, all of which have agreed to offer our ST-EPS as options or standard equipment on their production boats. We intend to focus the resources necessary to attract and support OEM customers. We believe that OEMs are incorporating, and will continue to incorporate, our ST Electric Propulsion Systems into their new boats as a value-added feature in order to be more competitive and increase their sales.

To the extent that manufacturers adopt our ST-EPS as standard equipment, we expect that more industry articles will appear in trade magazines, which in turn should develop additional sales for us. In addition, boat manufacturers, through their marketing promotions and network of new boat dealers, invest heavily in advertising. We believe that utilizing this third-party new boat advertising to promote our propulsion systems offer benefits for us as well as for OEM/boat builders. Overall, we believe that our electric propulsion-equipped new boats displayed in advertisements, at boat shows and in trade magazine articles will provide a growth vehicle for increasing sales volume, as will inclusion of an anticipated growing number of boat builders listed as OEM installers of our products on our web sites and published listings.

We have successfully completed sea trials of our ST-EPS at Lagoon Catamarans, a subsidiary of Groupe Beneteau, the world’s largest builder of recreational sail and powerboats. As a result, Lagoon has indicated interest for ST-EPS-powered Catamarans to be sold worldwide and has advised us informally that it will offer ST-EPS as factory-installed standard equipment on certain lines of its Lagoon Catamarans.

Hinckley Yachts, a builder of premium sail and power boats, has designed a 42 foot “day sailor” which incorporates our ST Electric Propulsion Systems, the first of which we anticipate will be available in 2004.

Commercial powerboat market

We have sold ST-EPS systems for water taxi service on the historic canal way in Augusta, Georgia (for which U.S. Coast Guard certification has been obtained) and for passenger ferry boat service in Dubai, United Arab Emirates. Our electric propulsion systems are also in the process of being certified by the U.S. Coast Guard for lifeboat use. Upon Coast Guard certification, Alexander Ryan Marine & Safety Co., a manufacturer, distributor and representative for manufacturers of numerous marine and safety products, has committed to the purchase two systems per month during the first twelve months and has indicated that orders will increase during each of the following three years.

Charter boat market

We have an agreement with The Catamaran Company, a U.S. business that sells new and used catamarans and operates an extensive leased charter boat fleet throughout the Caribbean. As the exclusive sales/broker for ST-EPS powered Lagoon Catamarans in the U.S., we expect that the Catamaran Company will be placing ST-EPS catamarans into its charter boat fleets beginning in 2004. Charter fleet operators value our propulsion systems principally because the systems require very little maintenance compared to diesel engines.

Military and government market

In November 2002, the U.S. Naval Warfare Center Office of Naval Research (“ONR”) placed the SBIR-N03-119 Phase I, mission-oriented, dual-use potential, hybrid electric propulsion development project for bids. On July 11, 2003, we received the SBIR-N03-119 Phase I contract awarded by the ONR for the development of performance specific hybrid electric propulsion applications for transfer to the Navy’s 7 meter RHIB small craft. Granted under the Small Business Innovation Research (SBIR) program, we intend to move forward with mission profile assessment and specifications in preparation for bid and receipt of Phase II and III hybrid electric small craft production awards.

Dealer/installers

We are developing sales directly to the wholesale end of the marine propulsion retrofit market. Target wholesale customers include marinas, boat yards, and boat repair, refurbishing and retrofit businesses. The retrofit market requires removal of a boat owner’s existing internal combustion engine, disposal of any residual fuel (now considered a hazardous waste in most states subject to regulatory guidelines for disposal), and removal of fuel tank(s) if not retained for other purposes. Most owners will look to their boatyard or marina to perform these tasks.

There are estimated to be 12,000 boatyards, marinas, yacht clubs, boat parks and other boating facilities operating in the U.S. Not all of these have repair facilities and, more importantly, many remain undercapitalized or fail to provide satisfactory customer services leading to high turnover in ownership. Our goal is to have our sales management team select the best available dealers to represent us in major market areas. In support of this goal, we have developed a criteria and guidelines for the selection and establishment of authorized dealer/installers to which we will be able to refer boat owners for installation and service of our systems.

To date, we have established seven authorized dealer/installers in the United States, each of which can sell and install our ST-EPS. This dealer/installer network includes retrofit/re-power businesses in the San Diego, Long Beach, Ventura, Berkeley (which includes Lake Tahoe) and Seattle providing Pacific Coast coverage from the Mexican to Canadian borders. We also have dealer/installers in Portsmouth, Rhode Island and in Marquette, Michigan on Lake Superior, which is scheduling its first ST-EPS installation for 2004. We are in the process of establishing dealer/installers in Ft. Lauderdale and Ft. Pierce, Florida and in Galveston, Texas. Our Master Dealer/Installer in Tortola, British Virgin Islands services its network of independent boatyard re-power specialists from BVI to Trinidad/Tobago. We have recently established a dealer/installer in Queensland, Australia. We plan to continue to add dealer/installers to our authorized network and anticipate having twenty selected and established authorized dealer/installers by the end of 2004.

We have entered into a reciprocal marketing agreement with HFL Marine International Ltd, a producer of high-quality marine electrical generation equipment based in the United Kingdom with manufacturing facilities in both England and Germany. This agreement provides for the promotion, sales and after-sale service of ST-EPS and HFL power generators and related HFL manufactured products used in our systems and calls for the display and promotion of each others products at major exhibitions. With exports worldwide, HFL generators can be found in many luxury motor cruisers and super yachts.

Demonstration platforms

We maintain two in-the-water sailboat demonstration platforms

•	The ST37 system with optional hybrid 6 kW Fischer Panda generator, installed aboard the 1939 “Casey”, classic wooden sailing sloop.

•	The Twin ST74 system with optional 10 kw Fischer Panda generator installed as a new boat installation aboard a production

Conser 47 E Catamaran used for boat show appearances, media publicity and prospective customer, dealer/installer and OEM demonstrations along the Atlantic seaboard.

In addition, we maintain a demonstration platform/test tank displaying an ST58 motor, bench electronics and battery bank with a Fisher Panda kw “advanced generator technology” DC generator at our test facilities.

Trade shows

We have exhibited our products at major consumer boat and marine trade shows in Annapolis, Maryland, Ft. Lauderdale and Miami, Florida and in Europe at the International Boat Show in Dusseldorf. We intend to have ST-EPS representation at boat shows throughout the United States as a result of our dealer/installers relationships. Further, we anticipate that OEMs will be scheduling to show and demonstrate their new boats featuring ST-EPS installations at boat shows throughout the U.S., in the United Kingdom and Europe. We also have exhibited our products or displayed our product literature at trade shows in conjunction with our industry suppliers and equipment manufacturers.

Print media advertising and promotion

We currently advertise in both marine trade magazines and marine industry periodicals. We intend to continue such advertising.

Media coverage

We have been featured in more than 20 articles and stories in boating-related publications: Cruising World (March 2003), Boat U.S. (Jan 2003), Multihull (July/Aug 2002), Multihull (May/June 2002), Multihulls World (April/May 2002), Practical Sailor (Dec 2002) and many more dating back to 1994. In addition, articles on our company and our products and technology have been published in the national publications including Wall Street Journal, Popular Mechanics, Design News and various NASA bulletins.

We prepare and distribute press releases featuring news of interest for publication in a variety markets and industries. We plan to continue to solicit and develop opportunities for trade journal, television, newspaper and magazine coverage.

Web site

We maintain a website that contains our history, technology, accomplishments, milestones, news and articles. We offer information intended to answer prospective customers’ most frequently asked questions and include directions for contacting us, a list of our dealer/installers and OEMs that offer ST- EPS products. Our website provides system component specifications, pricing information and ordering instructions.

Pricing

Basic ST-EPS orders (with required parts and components) start at $9,800 and full package STEW and STEM twin systems with hybrid electric and AC power options can cost as much as $50,000. The average system invoice cost with component parts, equipment and optional products is approximately $21,500.

Manufacturing

We assemble our ST Electric Propulsion Systems at our facility in Tarpon Springs, Florida, using motors and other components supplied to us by third-party contractors.

Homewood Products Corporation located in Pittsburgh, Pennsylvania, (“Homewood”), through its subcontractors, has been manufacturing our electric motors since 1996 and builds STEW and STEM motors to our specifications.

In August 2003, we entered into an agreement with Homewood that provides that we will purchase from Homewood not less than 100 electric motors at its most favorable price. The agreement continues through December 2004 and renews automatically every year unless either party terminates the agreement on at least three months notice before the end of the year. As long as we meet our annual purchase commitment Homewood will not accept purchase orders for electric motors from anyone else for marine applications and we will not purchase electric motors for marine applications from any other manufacturer. We also agreed to provide Homewood the opportunity, on a non-exclusive basis, to develop new products within Homewood’s scope of business for new marine application targeted by us. We believe that Homewood has sufficient facilities to handle our projected sales demand.

Third-party suppliers provide other components of our ST-EPS. We believe that these other suppliers have sufficient capacity to fill our needs. We do not, however, have agreements with these suppliers to provide us with such component parts.

Competition

Our target market for our marine motors is presently directed at sailboats and other displacement hull vessels, most of which are powered by either diesel or gasoline-fueled engines. Other types of electric motors power a small segment of the boats within our target market.

Diesel engines

Inboard diesel engines constitute the strongest competitor for ST-EPS installations. Consumers in our target markets historically have used diesel rather than gasoline engines for a number of reasons. Diesel engines provide higher torque at lower rpms, use less fuel and otherwise operate more economically and are safer to use compared to gasoline engines. Despite their much higher initial purchase price, diesel engines have proven to be more powerful, reliable and safer than gas engines.

The marine diesel engine manufacturing industry is highly competitive without any single market leader. There are approximately thirty recognized manufactures of inboard diesel engines. Among U.S. sailboat owners, Yanmar and Volvo Penta are perhaps the best-known names, and both manufacturers have a broad product selection for sailboats. Distribution, retailing, installation and service of diesel engines are spread among these 30 competitors, and the majority of these independent retailers, installers and service businesses are the same businesses available to us as prospective authorized dealer/installers of ST-EPS.

We believe that our electric propulsion systems, powered either by battery alone or a generator/battery hybrid, are competitive with diesel engine power because of comparative low maintenance requirements, low energy consumption, environmental friendliness, comparable pricing to diesel engines and low noise level, longevity and simplicity of operation. The single most important barrier to entry for us is the familiarity and acceptance of diesel power in the marine industry.

Electric motors

Electric motors currently available for commercial purchase comprise a small segment of our intended target market primarily because of their limited use of indirect drive systems and reduction gears. We believe that there are approximately twelve manufacturers of vessels powered by electric motors in North America.

Two better-known U.S. manufacturers are Duffy Electric Boat Company of Cost Mesa, California and Electric Launch Company, Inc. (“Elco”) of Highland, New York. Duffy Electric offers several models of electric motors, all of which are installed as part of their manufactured boat line of private, recreational, smooth water launches and party boats. Elco produces electric motor powered launches and inboard sailboat motors. Both Duffy Electric and Elco use 1750 rpm shunt wound DC motors which operate outside of their peak efficiency range, require air cooling and lack the power required to push boats over 30 feet in length.

Brimbelow Engineering of Norfolk, England is one of the largest manufacturers of electric boat motors in Western Europe. Its main product, the E-Drive 2.5 hp, is a two-kilowatt brushless DC permanent magnet motor providing approximately 2.6 horsepower at 2,500 rpm. The E-Drive 2.5 hp is much less powerful than our ST 37, which develops 6 horsepower at 1,000 rpm. In addition, the E-Drive 2.5 hp must be coupled with a transmission to reduce rpms. The E-Drive 2.5 hp comes with a mounting bracket but without a controller, which must be purchased separately. The total purchase price for an E- Drive 2.5 horsepower is more than $5,000.

Eco Propulsion Systems AG, of Switzerland, manufactures the “SOL Z”, an electric inboard line shaft engine, in a 48-volt, eight horsepower version. With an electric/mechanical clutch, the 10 horsepower version sells for approximately $6,300.

Unique Mobility Inc. announced in July 2000 that sea trials were to begin for installation of a UQM SR-218N brushless permanent magnet motor in a 52-foot Manta catamaran powerboat. The installation would make it possible to operate the power catamaran as a mild parallel hybrid, where both electric and diesel engines may operate in unison or separately. It was estimated that the UQM SR- 218N, operating alone, could propel the boat at speeds up to 9 knots. To our knowledge, the results of sea trials have not been published, and the completion of this announced project is uncertain.

In addition to inboard electric boat and motor manufacturers, there are approximately 12 manufacturers worldwide of electric outboard motors. Neither the electric inboard nor the electric outboard motors offer by our competition has experienced significant market penetration because of limited torque and limited battery lifespan between each re-charge.

Our Intellectual Property

Trademarks

In 2002, we registered our name “Solomon Technologies” and our logo with the United States Patent and Trademark Office (“PTO”) under two trademark filings. In 1999, we trademarked a stylized version of the phrase “Electric Wheel” in the United States in connection with electric propulsion systems. Our trademarks have a ten-year term commencing on the registration date and are renewable for additional terms of ten years each, subject to compliance with certain filing requirements.

Current patents

We currently have three patents issued in the U.S. and foreign jurisdictions. Below is a summary of our patents.

Dual-Input Infinite-Speed Integral Motor and Transmission Device. This patent is the basis for our Electric Wheel technology. The patents cover both marine applications and farming and household appliance applications. This patent has been issued in five countries, as follows:

COUNTRY	DATE FILED	ISSUED	PATENT #	STATUS
Australia	11/19/91	11/19/94	551,644	Issued
Canada	11/19/91	01/28/03	2,096,642	Issued
Japan	11/19/91	01/31/03	3,394,771	Issued
South Korea	11/19/91	01/07/99	187,697	Issued
United States	11/28/90	11/26/91	5,067,932	Issued

Method and Apparatus for Propelling a Marine Vessel. This patent ties our Electric Wheel technology directly to marine propulsion and provides for a patent on regenerative feedback. This patent has been issued in the U.S. and is pending in three foreign jurisdictions, as follows:

COUNTRY	FILED	ISSUED	PATENT #	STATUS
European Union	04/29/96			Pending
Japan	04/29/97			Published
United States	04/29/96	01/26/99	5,863,228	Issued
WIPO*	04/29/97			National Phase entered Chapter II demand filed 10/27/97

*	The World Intellectual Property Organization is an agency of the United Nations which administers approximately 23 treaties dealing with different aspects of intellectual property protection.

System and Apparatus for a Multiple Input and Dual Output Electric Differential Motor Transmission Device. This patent has been issued in the U.S. and is pending in two foreign jurisdictions, as follows:

COUNTRY	FILED	ISSUED	PATENT #	STATUS
Japan	11/04/97			Published
United States	11/19/96	12/22/98	5,851,162	Issued
WIPO	11/04/97			National Phase entered Chapter II demand filed 5/20/98

Proposed patents

We have identified three potentially patentable technologies related to our Electric Wheel technology. We are currently preparing patent applications for the three technologies which we expect to file with the PTO in 2004.

The patent process - from initial application to granting of the patents - is expected to take approximately two years in total. Following filing of the patent applications with the PTO, examinations of the applications generally require one year to complete. Any deficiencies found during the examination process will then have to be corrected and resubmitted for consideration. Discussions between our patent counsel and the PTO may be necessary to clarify issues relating to the claims. Our patent counsel has initiated searches and examinations and is in the process of developing the first draft of the patent applications for the three technologies for review and revision by us. Following this process, our patent counsel will prepare subsequent drafts for review by us until the documents are ready for filing. It is not known how long this process will take.

We estimate $75,000 as the cost for patenting the three technologies under review. We expect that Homewood as joint inventor will participate in one of the three applications. There can be no assurance that the proposed patents will be granted.

Know-how, trade secrets and other intellectual property protection

In addition to the trademark and patent protection secured above and the pending patent applications, we will rely on trade secrets, know-how and continuing technological innovations to develop and maintain our competitive position. It is our policy to require our directors, employees, consultants and parties to collaborative agreements to execute confidentiality agreements upon the commencement of the employment, consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions resulting from work performed for us using our property or relating to our business and conceived or completed by the individual during employment are our exclusive property to the extent permitted by law.

Research and Development

Since our inception, we have spent approximately $2 million on product development. The continued development of our STEW and STEM electric motors and other components of our ST Electric Propulsion Systems remains paramount to our success in the marine market. In addition, continuing development of advanced hybrid charging systems, adaptation to new battery, fuel cell and fuel sources technologies, and system integration with our growing product line of electric motors will help us achieve and maintain our leadership position in the marine propulsion industry.

Through continued ground-based electric motor research and development, we intend to expand applications of our patented products for potential licensing into other industries.

Employees

We have six full time employees and one part-time employee. Our management team currently consists of a president, a chief executive officer, a chief financial officer and a secretary. We employ our chief financial officer on a part-time basis. There is no collective bargaining agreement in effect. We believe the relations with our employees are good.

Government Regulation

It is anticipated that existing and proposed changes in environmental impact laws and regulations in the United States, Canada and Europe will create an increased demand for our ST-EPS products and Electric Wheel technology. Our STI electric products have zero emissions when used without fossil fuel generators.

Existing or probable governmental regulations have not had, and are not expected to have, any material impact on our operations, and the costs and effects of compliance with federal, state and local environmental laws are minimal.

Properties

We currently occupy office, research, testing and warehouse facilities in Tarpon Springs, Florida. This facility is located at 1400 L & R Industrial Boulevard, Tarpon Springs, Florida 34689. The lease commenced on September 1, 2003 and continues for two years with an additional two year extension at our option. Rent is $2,400 per month subject to annual increases equal to the consumer prize index but not to exceed 4% per year.

We also have a sales office in Benedict, Maryland, located on the Patuxent River in Southern Maryland on the western side of Chesapeake Bay about 45 miles from Washington, DC. This facility is located at 7383 Benedict Avenue, Benedict, Maryland. We have a five year lease on this facility terminating in August 2007. The lease payments are $3,000 per month. We anticipate terminating the lease in 2004.

Legal Proceedings

In March 2004, Ann Poyas, our former chief operating officer and a former director, her husband, Donald Poyas, our former Vice President of Procurement, and their son, Michael Poyas, a former consultant for our company, brought a lawsuit against us in the Circuit Court for Charles County, Maryland, alleging that they are owed in the aggregate approximately $1,150,000. We believe that we have good and meritorious defenses against the complaint and intend to defend it vigorously.

In May 2004, Donald James, our former president, has submitted a claim alleging that he is owed for unpaid wages. We believe that we have good and meritorious defenses against the complaint and intend to defend it vigorously.

Except as set forth above, we do not believe there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND OFFICERS

Our Amended Certificate of Designation of Series A Preferred Stock establishes that our Board of Directors shall consist of five members:

•	Common Stockholder Directors — The holders of our common stock, as a class, shall be entitled to elect two members of our Board of Directors, and

•	Series A Preferred Stockholder Directors — The holders of Series A Preferred Stock, as a class, shall be entitled to elect three members of our Board of Directors.

In the case of any vacancy in the office of a director occurring among the directors elected by the Series A Preferred Stockholders, the remaining director or directors elected by the Series A Preferred Stockholders may elect a successor to hold the office for the unexpired term of the director.

In the case of any vacancy in the office of a director occurring among the directors elected by the common stockholders, the remaining director or directors elected by the common stockholders may elect a successor to hold the office for the unexpired term of the director.

Any Series A Preferred Stockholder Director may be removed during his or her term of office, whether with or without cause, by the Series A Preferred Stockholders. Any Common Stockholder Director may be removed during his or her term of office, whether with or without cause, by the common stockholders.

Our executive officers, directors and director nominees, together with their ages and certain biographical information, are set forth below:

NAME	AGE	POSITION
David E. Tether	54	Common Stockholder Director and Chief Executive Officer
Gary M. Laskowski	51	Series A Preferred Stockholder Director and Chairman of the Board
Peter DeVecchis	55	President
Samuel Occhipinti	57	Chief Financial Officer
David Lindahl	59	Common Stockholder Director
Michael D’Amelio	46	Series A Preferred Stockholder Director and Secretary
Jonathan D. Betts	44	Series A Preferred Stockholder Director Nominee

David E. Tether, Director (Common Stockholder Director)and Chief Executive Officer. Mr. Tether founded Solomon Technologies, Inc. in February 1993. He has been our Chairman from 1993 to 2004 and Chief Executive Officer since 1993. Mr. Tether has over 33 years experience with several start up and early stage growth companies primarily serving the Naval Air Warfare and Naval Air Test Centers at Patuxent River, Maryland. From 1982 to 1985, he led a team of scientists and engineers in designing and building the world’s first thermonuclear detonation simulator. Beyond classified projects in the electromagnetic emissions field, Mr. Tether has worked on encrypted networks and computer security measures for agencies including the Environmental Protection Agency, the U.S. Army and the American Chemical Society.

Gary M. Laskowski, Chairman of the Board (Series A Preferred Stockholder Director). Mr. Laskowski has been a director of our company since May 2004. Mr. Laskowski is a principal and founder of Venture Partners, a private investment bank founded in 1986. Mr. Laskowski served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm, and prior to that in a number of roles, including Vice President, Marketing, for Canberra Industries, Inc., a supplier of data acquisition and analysis systems. Mr. Laskowski serves on the boards of a number of companies involved in electronics, power systems and, software development. Mr. Laskowski holds a Bachelor’s Degree in Electrical Engineering from the University of Connecticut.

Peter W. DeVecchis, President. Mr. DeVecchis, who became our President in May 2004, is an accomplished manager with twenty-five years experience in sales, marketing and new business development. Prior to joining us, he served as Vice President, Sales and Marketing of 4uDoctor, Inc., a provider of web-based technology services to assist healthcare practitioners reduce their costs of procuring operational supplies. From 1998 to 2001, he served as Vice President Sales of Consumers Interstate Corp, a wholesale distributor of MRO products. From 1996 to 1998, he was Vice President Sales, Business Unit Director Pharmacy Groups for Moore Medical Corp., a full line wholesale distributor of pharmaceutical and health-care products. From 1988 to 1996, Mr. DeVecchis was Vice President Sales and Marketing for United Abrasive, Inc., a manufacturer of industrial abrasive products. From 1985 to 1988, he served as Vice President Sales and Marketing for Beaverite Products, Inc., a manufacturer of customized information packaging. From 1973 to 1985, he was Vice President Sales and Marketing for Canberra Industries, Inc., a nuclear electronics company. Mr. DeVecchis earned his MBA from University of New Haven and his BS in Business Management from Charter Oak College in Connecticut.

Samuel F. Occhipinti, Chief Financial Officer. Mr. Occhipinti became our Chief Financial Officer in May 2004. Since July 1999, Mr. Occhipinti has been Managing Director and President of Venture Partners Capital LLC a NASD registered broker/dealer focused on corporate finance and merger and acquisition transactions. He earned his bachelor’s degree in finance from Boston College in 1968.

Michael D’Amelio, Director and Secretary (Series A Preferred Stockholder Director). Mr. D’Amelio has been our secretary and a director of our company since May 2004. Mr. D’Amelio is the Managing Director and founder of JMC Venture Partners LLC. JMC is a private equity fund that focuses on manufacturing, distribution and manufacturing technology. In addition, Mr. D’Amelio is a partner in the investment banking firm of Grace Matthews. Prior to founding JMC, Mr. D’Amelio served as President and CEO of TACC International Corporation, a specialty chemical manufacturer with facilities located throughout the United States which was subsequently sold to a Fortune 500 buyer. Mr. D’Amelio serves on numerous corporate boards and committees and is a graduate of Northeastern University with a BS in Management.

David Lindahl, Director (Common Stockholder Director). Mr. Lindahl has been a director of our company since 1994 and served as our president from February 1994 through February 1995. Mr. Lindahl served Presidents Reagan and Bush as Assistant Secretary of Energy from January 1986 through March 1991. While at the Department of Energy, he was responsible for developing the nation’s alternative fuels industry and was the chief architect of the Clean Air Act Amendments of 1990. Prior to that, he was the Energy and Environmental Policy Advisor to the U.S. Congress. In 1994, he retired from federal service as a Professional Staff Member of the House Committee on Energy and Commerce. In 1992, he joined the board of Town Creek Industries, Inc., which we acquired in 2001. Since June 2002, he has served as Executive Vice President of Savage Enterprises, Inc., a company engaged in combustion equipment research and development. In 1967, Mr. Lindahl earned his bachelor’s degree in earth sciences from Indiana University and, in 1968, earned his master’s degree from Western Michigan University in physical geography. In 1973, he earned a certificate from Massachusetts Institute of Technology in energy policy.

Jonathan D. Betts, Director Nominee (Series A Preferred Stockholder Director). Mr. Betts is principal and founder of Venture Partners, a private investment bank, founded in 1986. Mr. Betts previously served as a member of the consulting operation of Technology Transitions Incorporated, a venture capital firm and as Regional Sales Manager for Medical Electronics Corporation, a critical care medical instrumentation manufacturer. Mr. Betts has a Bachelor’s Degree in Electrical Engineering from Boston University.

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2003, 2002 and 2001 by our chief executive officer. None of our officers made at least $100,000 during the past fiscal year.

Summary Compensation Table

						Long Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation
David E. Tether	2003	$42,789	0	0		0	115,000	0	0
Chief Executive	2002	$38,221	0	0		0	0	0	0
Officer	2001	$59,134	0	$52,500	(1)	0	0	0	0

(1)	Represents 5,000 shares of common stock issued for service on the Board valued at $3.00 per share and 12,500 shares of common stock issued in lieu of cash payment for salary valued at $3.00 per share.

Compensation Arrangements

We have employment agreements with David E. Tether, our Chief Executive Officer, and Peter DeVecchis, our President.

Mr. Tether receives an annual base salary of $125,000 and is eligible for a $75,000 based on goals to be agreed by us and Mr. Tether. Mr. Tether will also be entitled to receive the standard benefits available to all of our employees.

We may terminate Mr Tether at any time. If we terminate him, we agreed to pay Mr. Tether severance of six months of his annual salary paid though a continuation of periodic salary payments at normal payroll periods. If Mr. Tether is terminated as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. Tether is terminated for cause, he will not be entitled to any severance. The term “cause” means Mr. Tether’s gross negligence, gross misconduct, breach of fiduciary duty to our company or our stockholders, or indictment or arrest for any criminal offenses.

Mr. DeVecchis receives an annual base salary of $125,000 and is eligible for a $75,000 based on goals to be agreed by us and Mr. DeVecchis. Mr. DeVecchis will also be entitled to receive the standard benefits available to all of our employees. He is also entitled to a restricted stock award of 20,000 shares of our common stock each year over the next five years with the first 20,000 shares to be earned in May 2005, the first anniversary of his employment with us. In the event that he is terminated for “cause”, all unearned shares are forfeited. Further, if he is terminated other than for cause during the first five months of his employment, all unearned shares are forfeited. Upon termination other than for “cause” after the first five months of employment, he will be entitled to one half of all of the remaining unearned shares.

We may terminate Mr DeVecchis at any time. If we terminate him during the first five months of his employment, we agreed to pay Mr. DeVecchis severance of three months of his annual salary paid though a continuation of periodic salary payments at normal payroll periods. If we terminate him after the first five months of his employment, his severance will be six months of his annual salary. If Mr. DeVecchis is terminated after the first five months of his employment as a result of a change in control of our company, his severance will be one year of his annual salary. If Mr. DeVecchis is terminated for cause, he will not be entitled to any severance. The term “cause” means Mr. DeVecchis’ gross negligence, gross misconduct, breach of fiduciary duty to our company or our stockholders, or indictment or arrest for any criminal offenses.

For purposes of these employment agreements, the term “change of control” means a sale or transfer, in one transaction, of 51% or more of our issued and outstanding shares, but excluding normal public trading of our shares or one or more secondary offerings of our shares.

Mr. Tether and Mr. DeVecchis also executed our company’s Nondisclosure and Noncompete Agreement, which all of our employees are obligated to sign, that provides that each employee will not compete with us during their employment and for six months thereafter and to always keep confidential our trade secrets and other confidential information.

2003 Stock Option Plan

We adopted our 2003 Stock Option Plan in July 2003. We amended it in June 2004 to increase the number of shares of common stock reserved under the plan from 750,000 to 2,000,000. The plan provides for the grant of options intended to qualify as “incentive stock options,” options that are not intended to so qualify or “nonstatutory stock options” and stock appreciation rights. The total number of shares of common stock reserved for issuance under the plan is 2,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change, plus an indeterminate number of shares of common stock issuable upon the exercise of “reload options” described below.

The plan is presently administered by our Board of Directors, which selects the eligible persons to whom options shall be granted, determines the number of shares of common stock subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan shall be evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the Board of Directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the Board of Directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

The Board of Directors may grant options with a reload feature. Optionees granted a reload feature shall receive, contemporaneously with the payment of the option price in common stock, a right to purchase that number of common shares equal to the sum of the number of shares of common stock used to exercise the option, and, with respect to nonstatutory stock options, the number of shares of common stock used to satisfy any tax withholding requirement incident to the exercise of such nonstatutory stock option.

Also, the plan allows the Board of Directors to award to an optionee for each share of common stock covered by an option, a related alternate stock appreciation right, permitting the optionee to be paid the appreciation on the option in lieu of exercising the option. The amount of payment to which an optionee shall be entitled upon the exercise of each stock appreciation right shall be the amount, if any, by which the fair market value of a share of common stock on the exercise date exceeds the exercise price per share of the option.

Stock Option Grants

The following table sets forth the stock option grants made by us to the named executive officer in the Summary Compensation Table during 2003:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date
David E. Tether	115,000	47%	2.00	8/1/2006

Aggregated Option/SAR Exercises and Year End Option/SAR Values in Last Fiscal Year

The following table sets forth the aggregate of options exercised in the year ended December 31, 2003 and the value of options held at December 31, 2003 for the named executive officer in the Summary Compensation Table.

Option Exercises/Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/Warrants at Fiscal Year End Exercisable/Un-exercisable	Value of Unexercised In-the- money Options/Warrants At Fiscal Year End Exercisable/Un-exercisable(1)
David E. Tether	0	$0	115,000/0	$115,000/$0

(1)	The dollar value was calculated by determining the difference between the fair market value at December 31, 2003 of the common stock underlying the options and the exercise prices of the options. The imputed value of our common stock as of such date was $3.00. Our common stock did not commence trading on the Over-the-Counter Bulletin Board until February, 2004.

The following table summarizes our equity compensation plans for officers, directors, employees and consultants as of December 31, 2003.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	None	N/A	None
Equity compensation plans not approved by security holders	375,118	$2.18	507,500
Total	375,118	$2.18	507,500

In July 2003, our Board of Directors adopted our 2003 Stock Option Plan. The terms of the plan are more fully described above under “Proposal 2 — Ratify Our 2003 Stock Option Plan”. In August 2003 we granted options to certain officers, directors and employees to purchase up to 242,500 shares of common stock exercisable at $2.00 per share. The options expire in August 2006.

In May 2003, we entered into an agreement with Cytation Corporation. Under the agreement, Cytation agreed to advise and assist us, among other things, in the process of becoming a public company. As consideration for these services, we paid Cytation $25,000, agreed to pay an additional $25,000 when we became a public company, and issued 663,089 shares of our common stock and a warrant to purchase 132,618 shares of common stock. The warrant is exercisable at $3.15 per share. Since December 31, 2003, the number of shares and exercise price are subject to certain anti-dilution adjustment as a result of recent issuance of our capital stock. The warrant is exercisable commencing January 7, 2005 and for four years thereafter.

Our Board and Committees of the Board

In June 2004, we terminated our only two formal committees the audit committee and the compensation committee. Our full Board of Directors will perform the functions of our audit and compensation committees.

Our Board intends to establish an audit committee and designate audit committee members that will consist of at least two directors, each of whom will be independent and financially literate and at least one of whom will serve as a financial expert. It is the Board’s intention that the composition of the audit committee will satisfy the independence requirements of the Nasdaq Stock Market and the SEC.

Furthermore, our Board intends to establish a compensation committee and designate committee members that will consist of at least two directors, each of whom will be independent.

The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or, subject to certain notice requirements, by any stockholder entitled to vote for the election of directors.

Special meetings may be held from time to time to consider matters for which approval of the Board of Directors is desirable or is required by law. Our Board of Directors met twice and acted by written consent twice during 2003. The Audit and Compensation Committees were formed in July 2003 and did not meet during 2003.

Compensation of Directors

We intend to establish a compensation plan for all non-employee directors which we anticipate will include a combination of cash compensation and equity. Employee directors will not receive compensation for their service as directors. We will reimburse each of our directors for reasonable travel expenses incurred in connection with attending all Board and Board committee meetings. During 2003, we issued to each of our non-employee directors for their service as members of our Board an option to purchase 10,000 shares of common stock exercisable at $2.00 per share. These options expire in August 2006.

OWNERSHIP OF OUR SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our common stock, excluding persons who are our executive officers, directors or director nominees, as of June 10, 2004.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OUTSTANDING
Woodlaken, LLC (1) Mill Crossing, Bldg. A 1224 Mill Street East Berlin, CT 06023	2,806,474	36.3%
Pinetree (Barbados) Inc. (2) c/o Ward Patel & Co., The Gables Haggat Hall, St. Michael, Barbados	2,192,948	30.8%
SB Venture Capital III (3) 90 Park Avenue, New York, NY 10016	900,000	15.4%
Jezebel Management Corporation (4) 1201 Hayes Avenue, Tallahassee, FL 32301	750,000	13.2%
Donald Capoccia (5) 47 Great Jones St., New York, NY 10012	450,000	8.4%
SB Venture Capital IV (6) 90 Park Avenue, New York, NY 10016	300,000	5.7%
Ann Poyas (7) 1102 Marina Drive, Tarpon Springs, FL 34689	285,000	5.4%
		%

(1)	Represents 150,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 300,000 shares of common stock issuable upon exercise of warrants, and 2,356,474 shares of Series A Preferred Stock which Woodlaken, LLC has irrevocable proxies to vote on substantially all matters for which Series A Preferred Stockholders have the right to vote. Gary Laskowski and Jonathan Betts are the managers of Woodlaken, LLC.

(2)	Represents 921,474 shares of common stock issuable upon conversion of Series A Preferred Stock and 1,271,474 shares of common stock issuable upon exercise of warrants.

(3)	Represents 300,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 600,000 shares of common stock issuable upon exercise of warrants.

(4)	Represents 250,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 500,000 shares of common stock issuable upon exercise of warrants. Jezebel Capital Management is wholly-owned by Michael D’Amelio.

(5)	Represents 150,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 300,000 shares of common stock issuable upon exercise of warrants.

(6)	Represents 100,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 200,000 shares of common stock issuable upon exercise of warrants.

(7)	Includes 105,000 shares of common stock owned by her husband, Donald Poyas.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of June 10, 2004. The information in this table provides the ownership information for

•	each of our directors and director nominees,

•	each of our executive officers, and

•	our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is Solomon Technologies, Inc., 1400 L & R Industrial Boulevard, Tarpon Springs, Florida 34689.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OUTSTANDING
David E. Tether, (1) Chief Executive Officer and Director	1,428,596	28.6%
Gary M. Laskowski (2) Chairman of the Board	450,000	8.4%
Peter W. DeVecchis (3) President	0	0
Jonathan D. Betts (4) Director Nominee	450,000	8.4%
Michael D’Amelio (5) Secretary and Director	750,000	13.2%
David Lindahl (6) Director	25,000	<1%
Samuel F. Occhipinti Chief Financial Officer	0	0
All Executive Officers and Directors as a Group (7 persons) (7)	2,653,596	42.7%

(1)	Includes 24,234 shares of common stock owned by his wife, Cynthia K. McMullen-Tether and also includes 26,810 shares of common stock issuable upon exercise of options granted to Ms. McMullen-Tether at an exercise price of $1.00 per share which expire in April 2009. Includes 115,000 shares of common stock issuable upon exercise of options at an exercise price of $2.00 per share which expire in August 2006 and 47,807 shares of common stock issuable upon exercise of options at an exercise price of $1.00 per share which expire in April 2009.

(2)	Represents 150,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 300,000 shares of common stock issuable upon exercise of warrants owned directly by Woodlaken, LLC. Mr. Laskowski and Jonathan Betts, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Laskowski disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Excludes 2,356,474 shares of Series A Preferred Stock which Woodlaken has irrevocable proxies to vote on substantially all matters for which Series A Preferred Stockholders have the right to vote. Mr. Laskowski is not the beneficial owner of the 2,356,474 shares of Series A Preferred Stock or the underlying common stock because neither Woodlaken nor Mr. Laskowski has any pecuniary interest in such securities.

(3)	Excludes up to 100,000 shares of common stock which Mr. DeVecchis may be entitled pursuant to a restricted stock award of 20,000 shares of our common stock each year over the next five years with the first 20,000 shares to be earned in May 2005.

(4)	Represents 150,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 300,000 shares of common stock issuable upon exercise of warrants owned directly by Woodlaken, LLC. Mr. Betts and Gary Laskowski, the managers of Woodlaken, possess voting and dispositive power for the securities held by Woodlaken. Mr. Betts disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Excludes 2,356,474 shares of Series A Preferred Stock which Woodlaken has irrevocable proxies to vote on substantially all matters for which Series A Preferred Stockholders have the right to vote. Mr. Betts is not the beneficial owner of the 2,356,474 shares of Series A Preferred Stock or the underlying common stock because neither Woodlaken nor Mr. Betts has any pecuniary interest in such securities.

(5)	Represents 250,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 500,000 shares of common stock issuable upon exercise of warrants owned directly by Jezebel Capital Management, an entity wholly-owned by Mr. D’Amelio.

(6)	Includes 10,000 shares of common stock issuable upon exercise of options at an exercise price of $2.00 per share which expire in August 2006.

(7)	Represents 400,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 884,617 shares of common stock issuable upon exercise of warrants and options, and 1,368,979 shares of common stock. Excludes 2,356,474 shares of Series A Preferred Stock which Woodlaken has irrevocable proxies to vote on substantially all matters for which Series A Preferred Stockholders have the right to vote. See notes (2) and (4) above.

CERTAIN TRANSACTIONS

Acquisition Agreements

Arrowcore Acquisition

In September 2002, we issued to Ann Poyas, our former Chief Operating Officer and a former director, and her husband, Donald Poyas, our former Vice President of Procurement, an aggregate of 75,000 shares of common stock for substantially all of the assets of their company, Arrowcore Products, LC. Arrowcore has developed carbon fiber material for, among other uses, marine sails.

Intellectual Property Rights Purchase

On June 19, 2003, we acquired from David E. Tether for 1 million shares of common stock all of his interest in the intellectual property rights he owns that is necessary or desirable for use in our business as currently engaged or as proposed to be engaged. These rights include

•	the actual construction of the motor (such as the number of poles and magnets and the techniques used to construct it), which is the foundation of our STEW and STEM series,

•	the technology in our motors which provides for regenerative feedback, and

•	the techniques used by a digital controller in our ST-EPS that control the motor under various sailing conditions.

Operating Agreements

Homewood Agreement

Homewood Products Corp. has been manufacturing our electric motors since 1996. Barry DeGroot, a former director and a former member of our Board’s Audit and Compensation Committees, is the president of Homewood. In August 2003, we negotiated an agreement with Homewood which provides for Homewood to continue to manufacture our motors. The agreement provides that we will purchase from Homewood not less than 100 electric motors at our most favorable rate offered by Homewood. The agreement continues through December 2004 which renews automatically every year unless either party terminates the agreement on at least three months notice before the end of the year. As long as we meet our annual commitment of purchases, Homewood will not accept purchase orders for electric motors from anyone else for marine applications and that we will not purchase electric motors from any other manufacturer. We also agreed to provide Homewood the opportunity, on a non-exclusive basis, to develop new products within Homewood’s scope of business for marine application opportunities targeted by us. Over the past three years, we have never paid Homewood more than $60,000 in any year. Mr. DeGroot resigned from our Board in May 2004.

Equity Issuances

In January 2003, we issued 105,000 shares of common stock to Ann Poyas, our former Chief Operating Officer and a former director, 80,000 shares to Don Poyas, Ann’s husband and our former Vice President of Procurement, 50,000 shares of common stock to Michael Poyas, Ann and Don’s son who provides us services, as consideration for unpaid compensation and unreimbursed expenses in the aggregate amount of $470,000.

In June 2003, we issued 12,500 shares of our common stock to Cynthia McMullen-Tether. The shares were issued in lieu of accrued salary in the amount of $25,000.

In August 2003, as partial consideration for their past contributions to our company and to encourage their continued service, we issued to certain of our officers, directors and employees an aggregate of 242,500 stock options under our 2003 Stock Option Plan. The options are exercisable at $2.00 per shares and expire in August 2006. These options included an option granted to David E. Tether to purchase 115,000 shares of our common stock.

In April 2004, we settled with various employees to accept a significant reduction in the amount of back-pay owing to them. We reduced the amount by which we are obligated to pay such employees by approximately $180,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase our common stock. Among these employees are David Tether and Cynthia McMullen-Tether. Mr. Tether waived $47,807 of unpaid salary and we granted him an option to purchase 47,807 shares of common stock. Ms. McMullen-Tether waived $26,810 of unpaid salary and we granted her an option to purchase 26,810 shares of common stock. The options, which are granted under our 2003 Stock Option Plan, are exercisable at $1.00 per share and terminate on April 14, 2009.

May 2004 Private Placement

Series A Preferred Stock — Overview

On May 13, 2004, we completed a private placement of 1,745,000 shares of Series A Preferred Stock and 3,490,000 warrants, each warrant entitling the holder to purchase one share of our common stock, par value $0.001 per share. We received gross proceeds from the offering, before deducting any placement agent fees or costs, of $1,745,000.

The offering was placed by First Dunbar Securities Corporation of Boston, Massachusetts on a “best efforts” basis. We paid First Dunbar placement fees of $148,325, which is 8.5% of the gross proceeds of the offering, plus out-of-pocket expenses. We also granted First Dunbar a ten year warrant to purchase 250,000 shares of our common stock at $0.33 per share.

Woodlaken LLC

Woodlaken LLC, a Connecticut limited liability company, serves as the representative of the holders of the Series A Preferred Stock. Each holder of Series A Preferred Stock gave Woodlaken an irrevocable proxy to vote his or her shares of Series A Preferred Stock for directors and other matters to which the Series A Preferred Stock is entitled a vote. This means that Woodlaken will be able to elect a majority of our Board of Directors and exercise significant influence over all matters requiring stockholder approval, including the approval of significant corporate transactions.

Woodlaken purchased in the private placement, and now directly owns, 150,000 shares of Series A Preferred Stock and warrants to purchase 300,000 shares of common stock, for an aggregate purchase price of $150,000. Woodlaken, by virtue of the proxies granted by the other holders of the Series A Preferred Stock, has voting rights over all of the outstanding Series A Preferred Stock and, therefore, the ability to determine the majority of our Board of Directors, and is the beneficial owner of 36% of our common stock.

The managers of Woodlaken are Gary M. Laskowski, our Chairman of the Board, and Jonathan D. Betts, a nominee to serve as one of our directors.

Exchange of Pinetree Secured Note for Series A Preferred Stock

In July 2003, we settled a lawsuit brought by Pinetree (Barbados), Inc. against us for breach of a convertible promissory note owing to Pinetree in the original principal amount of approximately $536,000. Our obligation under the settlement was issuing to Pinetree a new secured convertible promissory note in the principal amount of $572,490.22. The outstanding principal amount of the note was convertible by Pinetree at $1.4635 per share.

The note originally required us to pay $50,000 by December 15, 2003 and the balance due May 31, 2004. In December 2003, we and Pinetree agreed, among other changes, to extend the $50,000 mandatory payment to February 16, 2004. As consideration for amending the note, we issued Pinetree a warrant to purchase 50,000 shares of our common stock.

Simultaneous with the closing of the May 2004 private placement, Pinetree exchanged all of its outstanding principal and accrued interest on the note, in the aggregate amount of $621,474, for 621,474 shares of Series A Preferred Stock and warrants to purchase 621,474 shares of common stock at $1.00 per share. Pinetree also purchased in the May 2004 private placement 300,000 shares of Series A Preferred Stock and 600,000 warrants for $300,000.

We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. To the extent we may enter into any agreements with related parties in the future, the Board of Directors has determined that such agreements must be on similar terms.

SELLING STOCKHOLDERS

Cytation Corporation

In May 2003, we entered into an agreement with Cytation Corporation. Under the agreement, Cytation agreed to advise and assist us, among other things, in the process of becoming a public company. As consideration for these services, we paid Cytation $25,000, agreed to pay an additional $25,000 when the registration statement of which this prospectus is a part became effective and issued 663,089 shares of our common stock and a warrant to purchase shares of common stock. The warrant entitles Cytation to purchase up to 221,712 shares of common stock at an exercise price of $1.88 per share. The warrant is exercisable commencing January 7, 2005 and for four years thereafter. To help our company conserve cash, Cytation has deferred the $25,000 payment.

Cytation is controlled by Richard Fisher, its Chairman and General Counsel, and Kevin High, its President and Chief Financial Officer. Mr. Fisher and Mr. High each own 31% of the common stock of Cytation. Cytation Corporation is deemed to be an underwriter within the meaning of such term under the Securities Act of 1933.

Bridge Note Investors

In May 2003, we sold $125,000 of our principal amount convertible notes with warrants to six investors. The shares of common stock underlying the notes and warrants are included in this registration statement. The principal amount of notes and accrued interest automatically converted into 85,866 shares of common stock on February 24, 2004, the day our common stock began trading. The number of shares issuable upon conversion of the bridge notes was equal to two times the aggregate of the principal and accrued interest divided by the first trade of our common stock on the Bulletin Board or national exchange or other market. Our first trade was on February 24, 2004 at $3.15.

The number of shares subject to the warrants 17,174, one-fifth the number of shares issued to the bridge note investors upon conversion of their notes. The exercise price of the warrants is $3.78, which is 120% of the opening trade price of our common stock. The warrants are exercisable for two years commencing January 7, 2005.

August 2003 Private Placement Investors

In August 2003, we sold 92,500 shares of our common stock at $2.00 per share in a private placement to ten investors. The shares are included in the registration statement of which this prospectus is a part. Each investor in this August 2003 private placement agreed to a six month lock-up, which will expire on July 7, 2004, unless earlier released by us.

NAME OF SELLING SHAREHOLDER	SHARES BEING OFFERED	PERCENT OWNED BEFORE OFFERING	SHARES OWNED UPON COMPLETION OF OFFERING	PERCENT OWNED AFTER OFFERING
Cytation Corporation (1)	407,958	7.9%	0	0
Pinetree (Barbados), Inc. (2)	50,000	30.8%	2,142,948	30.3%
John H. Hofford (3)	31,087	3.6%	150,0000	3.0%
Tammy S. McCutcheon (4)	20,587	<1%	0	0
Neal Petersen (4)	20,587	<1%	0	0
Park R. Dougherty (5)	18,487	<1%	0	0
John J. Gilece (6)	10,293	<1%	0	0
C. Stevens Avery, II (7)	10,293	<1%	0	0
Bruce Marshall	12,500	<1%	0	0
Rex Conn	12,500	<1%	0	0
Christopher P. Garvey	12,500	<1%	0	0
George & Maureen Collins	12,500	<1%	0	0
J. Daniel Johnson	6,250	<1%	0	0
Charles R. Moore	6,250	<1%	0	0
George W. King	6,250	<1%	0	0
Linda & Stephen Hayes	6,250	<1%	0	0
Scott Burton	5,000	<1%	15,000	<1%

(1)	Represents 186,246 shares of common stock and 221,712 shares of common stock issuable upon exercise of the Cytation warrant.

(2)	Excludes 921,474 shares of common stock issuable upon conversion of Series A Preferred Stock and 1221,474 shares of common stock issuable upon exercise of warrants. Includes 50,000 shares of common stock issuable upon exercise of the Pinetree warrant.

(3)	Includes 27,652 shares of common stock and 3,435 shares of common stock issuable upon exercise of the bridge warrants. Excludes 50,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 100,000 shares of common stock issuable upon exercise of warrants.

(4)	Represents 17,152 shares of common stock and 3,435 shares of common stock issuable upon exercise of the bridge warrants.

(5)	Represents 15,052 shares of common stock and 3,435 shares of common stock issuable upon exercise of the bridge warrants.

(6)	Represents 8,576 shares of common stock and 1,717 shares of common stock issuable upon exercise of the bridge warrants.

(7)	Represents 8,576 shares of common stock and 1,717 shares of common stock issuable upon exercise of the bridge warrant. Mr. Avery served as our Chief Financial Officer from May 2003 through July 2003.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions)

•	on any exchange or market on which our common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in negotiated transactions, or

•	through the writing of options.

In connection with sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell short the common stock and deliver the common stock offered by this prospectus to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities.

The selling stockholders and any brokers, dealers or agents described above may be deemed “underwriters” as that term is defined by the Securities Act.

The selling stockholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by the selling stockholders and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of their shares, although Cytation has informed us that it intends to sell its shares through one or more broker-dealers.

If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling stockholder may sell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of common stock, dealers or agents may receive discounts, concessions, or commissions from the selling stockholders or from purchasers of the common stock for whom they may act as agents. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Under the registration rights agreements between us and the selling stockholders, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold by this prospectus. In addition, the selling stockholders may be entitled to indemnification against certain liabilities.

We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Certificate of Incorporation and Bylaws and by the provisions of applicable law.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect the two Common Stockholder Directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of

•	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time,

•	all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time, and

•	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

As of June 10, 2004, there were 4,925,378 shares of common stock outstanding held by 662 stockholders of record.

Preferred Stock

Our Board of Directors is authorized, without further stockholder approval, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Our Board may fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

As of June 10, 2004, there were 3,000,000 shares of Series A Preferred Stock designated, of which 2,506,474 shares are issued and outstanding. No other class of preferred stock is designated or outstanding. A summary of the terms of our Series A Preferred Stock is described below:

•	Dividend. The holders of the Series A Preferred Stock are entitled to receive, if, when and as declared by our Board of Directors and before any cash is paid out or set aside for any common stock, dividends at the annual rate of $0.08 per share, compounded quarterly, subject to adjustment for stock splits and similar transactions. The dividends will be accruing and cumulative and will be payable upon the earlier to occur of redemption or liquidation, if not paid earlier. The holders of the Series A Preferred Stock will be entitled to participate in any dividends paid to our common stockholders on an as converted basis.

•	Voting. The holders of Series A Preferred Stock are entitled to vote, together with the holders of common stock, as a single class. The holders of Series A Preferred Stock will have the number of votes per share as is equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible. Common stockholders have one vote per share. Additionally, the affirmative vote of 75% of the Series A Preferred Stock is required to:

•	amend our Certificate of Incorporation or Bylaws;

•	re-classify any common stock or establish any other class or classes of stock of equal or superior priority to that of the Series A Preferred Stock;

•	create or authorize any additional shares of Series A Preferred Stock;

•	effect any sale, liquidation, winding up, or merger;

•	sell any assets not in the ordinary course of business or pursuant to any transaction in which control is transferred;

•	declare or pay any dividend on the common stock or repurchase or redeem any of our capital stock;

•	engage in any action which would adversely affect the holders of the Series A Preferred Stock;

•	incur any indebtedness other than trade debt in the ordinary course of business; or

•	purchase the securities of another company.

•	Board. Our Board of Directors consist of five members. Holders of Series A Preferred Stock are entitled to designate three directors. Holders of common stock are entitled to designate the other two directors.

•	Liquidation. In the event of any liquidation, the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of common stock an amount equal to $1.00 per share multiplied by four until April 29, 2005, five until April 29, 2006, and six until April 29, 2007 and any year thereafter, plus any accrued but unpaid dividends. After the payment of the liquidation preference to the holders of the Series A Preferred Stock, the remaining assets will be distributed ratably to the holders of the common stock and the Series A Preferred Stock on an as converted basis. A merger, consolidation, sale of assets, sale of any business unit, division or subsidiary, or a transaction in which voting control of our company is transferred will be treated as a liquidation.

•	Conversion. Each share of the Series A Preferred Stock may be redeemed and converted at any time, at our option, initially into one share of common stock but only after payment of the liquidation preference. Each share of the Series A Preferred Stock may be converted at any time, at the option of the holder, initially into one share of common stock. The conversion price will be subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations and similar transactions.

•	Redemption. Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the holders on or after April 29, 2007. The redemption value will be the $6.00 per share plus accrued or accumulated and unpaid dividends.

•	Preemptive Rights. Holders of Series A Preferred Stock have a preemptive right to purchase their pro rata share, based on the number of shares then outstanding, of new securities that we may from time to time propose to sell or issue, except shares proposed to be issued pursuant to an underwritten public offering of our common stock.

•	Anti-Dilution Protection. The number shares of common stock into which the Series A Preferred Stock is convertible are subject to adjustment to prevent dilution in the event of

•	a stock split, stock dividend or recapitalization (e.g., restructuring of debt into equity), or

•	issuance of additional shares of common stock (or other security of instrument convertible into common stock) at a per share purchase price that is less than the per share price at which the Series A Preferred Stock may be converted into common stock, after giving effect to any earlier adjustments. Adjustment of the number of shares is on a standard, weighted-average, anti-dilution basis.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Control of Board by Series A Preferred Stockholders. As long as at least 65,000 shares of Series A Preferred Stock is outstanding, the holders of our Series A Preferred Stock will be entitled to elect three out of five members of our Board of Directors.

The right to vote all of the Series A Preferred Stock for such members of the our Board are held by Woodlaken LLC. In addition, certain significant corporate transactions require approval of the holders of Series A Preferred Stock. Woodlaken controls substantially all of the voting rights over the Series A Preferred Stock with respect to such matters. A person or group which controlled more than half of our outstanding common stock would not be able to control our Board of Directors as long as the Series A Preferred Stock remains outstanding.

Issuance of preferred stock. As noted above, our Board of Directors, without stockholder approval, has the authority under our Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

No cumulative voting in the election of directors. Our common stockholders are not permitted to cumulate their votes in the election of directors. As a result, common stockholders owning a majority of our common stock may elect all of the Common Stockholder Directors.

Special meetings of our stockholders may be called only by the Board of Directors. Our Bylaws only permit the Board to call a special meeting of stockholders. Stockholders do not have the right to call a special meeting of stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

The Delaware General Corporation Law

We are not subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include

•	any merger or consolidation involving the corporation and the interested stockholder,

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

EXPERTS

Radin, Glass & Co., LLP, independent certified public accountants, audited our financial statements as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002.

In including those financial statements in this prospectus, we have relied on Radin, Glass & Co., LLP’s authority as an expert in accounting and auditing.

LEGAL MATTERS

Tarter Krinsky & Drogin LLP, counsel to us, has passed on the validity of the issuance of the shares to be sold by this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission covering sale of the shares being offered by this prospectus. The registration statement and the exhibits and schedules to the registration statement include additional information not contained in this prospectus. Statements in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The registration statement, exhibits and schedules also contain further information about us and the shares being offered.

We are obligated to file reports with the SEC, including Forms 10-KSB, 10-QSB and 8-K, and proxy statements, as well as provide our stockholders with annual reports, including audited financial statements, in connection with our annual stockholders’ meetings. Anyone may inspect the registration statement, and such additional materials that we file with the SEC in the future, without charge, at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains information about companies that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

SOLOMON TECHNOLOGIES, INC.

SOLOMON TECHNOLOGIES, INC.

BALANCE SHEET

MARCH 31, 2004

(UNAUDITED)

ASSETS
Current Assets:
Cash	$29,421
Accounts Receivable, net of allowance of $20,085	14,208
Other Current Assets	5,879

Total Current Assets	49,508
PROPERTY AND EQUIPMENT, net	29,906
INTANGIBLE ASSETS, net	601,522
DEPOSITS	2,400

$683,336

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Current Portion of Notes and Loans Payable, net	$723,162
Accounts Payable and Accrued Expenses	545,296
Accrued Payroll and Payroll Taxes	763,484
Customer Deposits	35,713

Total Current Liabilities	2,067,655

Notes and Loans Payable	8,818
Stockholders’ Deficiency:
Preferred stock; $.001 par value, 5,000,000 shares authorized no shares issued and outstanding	—
Series A convertible preferred stock; $.001 par value, 1,625,000 shares authorized, 35,000 shares issued and outstanding (liquidation value $140,000)	35
Common stock; $.001 par value, 25,000,000 shares authorized 4,912,856 shares issued and outstanding	4,914
Additional Paid-in Capital	8,433,437
Accumulated Deficit	(9,831,523)

Total Stockholders’ Deficiency	(1,393,137)

$683,336

See Notes to Financial Statements.

SOLOMON TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2004	2003
NET SALES	$56,068	$57,136
COST OF GOODS SOLD	27,375	39,941

	28,693	17,195

OPERATING EXPENSES:
Salaries and benefits	126,309	22,666
Noncash compensation and consulting	42,000	90,000
Professional fees	40,380	12,624
Advertising	27,488	2,651
Travel and entertainment	11,838	4,224
Rent	16,136	12,300
Other general and administrative	65,251	152,677

	329,402	297,142

LOSS FROM OPERATIONS	(300,709)	(279,947)
OTHER INCOME (EXPENSE)
Interest Expense	(164,043)	(4,064)

	(164,043)	(4,064)

NET LOSS	(464,752)	(284,011)
PREFERRED STOCK DIVIDEND	1,400	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	(466,152)	(284,011)

NET LOSS PER COMMON SHARE-BASIC AND DILUTED	$(0.10)	$(0.10)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC AND DILUTED	4,870,928	2,877,532

See Notes to Financial Statements.

SOLOMON TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(464,752)	$(284,011)
Adjustments to reconcile net loss to net cash used in operations:
Common stock and warrants issued for services	42,000	—
Amortization and depreciation	37,515	36,293
Amortization of discount on convertible notes	25,080	—
Interest recorded in connection with conversion of debt	135,315	—
Changes in assets (increase) decrease:
Accounts receivable	(5,544)	(3,040)
Inventory	—	2,647
Deposits	—	3,561
Changes in liabilities increase (decrease):
Accounts payable and accrued expenses	(13,097)	82,167
Accrued payroll and payroll taxes	93,974	(2,550)
Customer deposits	(3,781)	(29,379)

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(153,290)	(194,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of Series A convertible preferred stock	134,000	—
Repayments of notes and loans payable	(1,959)	(3,282)
Proceeds from advances from affiliates	—	(71,343)
Proceeds from the sale of common stock and warrants	—	230,000

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	132,041	155,375

NET INCREASE (DECREASE) IN CASH	(21,249)	(38,937)
CASH – beginning of period	50,670	64,160

CASH – end of period	$29,421	$25,223

Supplemental Disclosure of Cash Flow Information:
Cash paid during period for:
Interest	$—	$—

Income Taxes	$—	$—

Noncash investing and financing activities:
Conversion of bridge financing and accrued interest into common stock	$134,829	$—

Conversion of debt into Series A Preferred	$6,000	$—

See Notes to Financial Statements

Notes to Financial Statements (unaudited)

NOTE 1 - BASIS OF PRESENTATION

Solomon Technologies, Inc. (“STI” or the “Company”) commenced operations on August 22, 1995 and was incorporated in the State of Maryland. STI develops and markets electric propulsion systems for marine applications. Management believes that the Company’s systems will have additional applications in the transportation, industrial and commercial sectors.

In July 2003, the Company effected a merger in order to change its state of incorporation from Maryland to Delaware. In connection with this merger, the Company issued one share of common stock of the Delaware corporation for each two shares of common stock of the Maryland corporation, thereby effecting the equivalent of a 1-for-2 reverse stock split. All shares and amount presented in this report give retroactive affect to this reverse stock split.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2003 contained in the annual report on Form 10-KSB as filed with the Securities and Exchange Commission. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results for the full fiscal year ending December 31, 2004.

NOTE 2 - ACCRUED PAYROLL AND PAYROLL TAXES

As of March 31, 2004, the Company had accrued payroll due to seven of its employees and former employees in the amount of approximately $417,000. Additionally, as of March 31, 2004, the Company had accrued and unpaid payroll taxes in the amount of approximately $191,000 and accrued interest and penalties of $156,000 with respect to such taxes. In April 2004, the Company settled with various employees to accept a significant reduction in the amount of back-pay owing to them. The Company reduced the amount it is obligated to pay such employees by approximately $361,000. As partial consideration for waiving a portion of such back pay, the Company granted these employees stock options to purchase an aggregate of 305,335 shares of its common stock. The options, which are granted under our 2003 Stock Incentive Plan, are exercisable at $1.00—$2.00 per share and terminate on April 14, 2009. Additional compensation of approximately $962,000 will be recorded in connection with this transaction.

NOTE 3 - NOTES AND LOANS PAYABLE

In February 2004, noteholders totaling $125,000 converted such debt along with all accrued interest through the date of conversion into 85,760 shares of the Company’s common stock. Such conversion was effectuated on the price of the Company’s first trade or $3.15; interest expense relating to the beneficial conversion feature on this note was $135,315.

NOTE 4 - STOCKHOLDERS’ DEFICIENCY

Preferred Stock:

In February 2004, the Company issued 35,000 shares of Series A Preferred Stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. The consideration received was for $134,000 in cash and the surrender by one of the investors of our promissory note in the principal amount of $6,000. Each share of Series A Preferred Stock is entitled to a cumulative dividend of $0.32 per share per annum, is convertible into two shares of common stock at any time by the holder, and is entitled to vote with common stockholders as a single class on an as converted basis. The warrants have an exercise price of $4.00 per share and expire January 26, 2009. The placement agent of these securities was entitled to a placement fee of $11,900 which was netted against the proceeds.

Common Stock:

In February 2004, the Company issued 85,760 shares of its common stock related to the conversion of certain notes payable (see Note 3).

Stock Options and Warrants:

In connection with the sale of Series A Convertible Preferred Stock the Company issued 35,000 warrants to purchase shares of its common stock (see Preferred Stock).

On February 16, 2004, the Company issued an individual a warrant to purchase 150,000 shares of its common stock. The individual waived his exclusives North American sales rights. The warrant is exercisable at $2.00 and expires on February 15, 2009. The Company valued these warrants utilizing the Black-Scholes pricing model at $0.28 per option and recorded noncash compensation expense of $42,000.

Stock option and warrant activity for the three months ended March 31, 2004 is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2003	468,292	$2.80
Granted	185,000	2.38
Exercised	—	—
Expired	—	—

Outstanding at March 31, 2004	653,292	$2.68

The following table summarizes the Company’s stock options outstanding at March 31, 2004:

	Options outstanding			Options exercisable
Range of exercise price	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted average exercise price
$1.00 – 2.00	442,500	3.61	$1.89	442,500	$1.89
3.00 – 4.00	43,174	4.24	3.95	—	n/a
4.00 – 4.59	167,618	4.50	4.59	35,000	4.00

	653,292			477,500

The following disclosure is for awards of stock based compensation for the three months ended March 31, 2004 and 2003:

	Three Months Ended March 31,
	2004	2003
Net loss, as reported	$(464,752)	$(284,011)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	—	—
Pro forma net loss	$(464,752)	$(284,011)
Loss per share:
Basic and diluted – as reported	$(0.10)	$(0.10)
Basic and diluted – pro forma	$(0.10)	$(0.10)

The Company has valued interim stock based compensations awards utilizing the Black-Scholes options pricing model using the following assumptions: risk free interest rate of 3.00%, volatility of 0%, an estimated life of three years, and dividend yield of 0%.

NOTE 5 - CONTINGENCIES

In March 2004, Ann Poyas, the Company’s former chief operating officer and a former director, her husband, Donald Poyas, the Company’s former Vice President of Procurement, and their son, Michael Poyas, a former consultant to the Company, brought a lawsuit in the Circuit Court for Charles County, Maryland, alleging that they are owed in the aggregate approximately $1,150,000. The Company believes that it has good and meritorious defenses against the complaint and intends to defend it vigorously.

In May 2004, Donald James, the Company’s former president, has submitted a claim alleging that he is owed unpaid wages. The Company believes that it has good and meritorious defenses against the complaint and intends to defend it vigorously.

NOTE 6 - CONCENTRATION OF RISK

Customers:

The Company’s three largest customers accounted for approximately 92.5% of the sales for the three months ended March 31, 2004. Three customers accounted for approximately 92% of the Company’s accounts receivable as of March 31, 2004.

Supplier:

Presently the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were unable to continue fulfilling the Company’s orders, it would have a materially adverse effect on the Company’s financial position.

NOTE 7 - SUBSEQUENT EVENTS

On May 13, 2004, the Company completed a private placement of 1,745,000 shares of Series A Preferred Stock and 3,490,000 warrants, each warrant entitling the holder to purchase one share of the Company’s common stock, par value $0.001 per share. The Company received gross proceeds from the offering, before deducting any placement agent fees or costs, of $1,745,000. The offering was placed by First Dunbar Securities Corporation of Boston, Massachusetts on a “best efforts” basis. The Company paid First Dunbar placement fees of $148,325, which is 8.5% of the gross proceeds of the offering, plus out-of-pocket expenses. The Company also granted First Dunbar a ten year warrant to purchase 250,000 shares of our common stock at $0.33 per share. The warrant is valued at $0.95 based on Black-Scholes calculations, accordingly approximately $239,000 will be netted against the proceeds of this placement. Additionally, the Company recorded a beneficial conversion feature related to this placement in the amount of $1,745,000, this amount was recorded as dividend.

Series A Preferred Stock is entitled to receive, if, when and as declared by the Company’s board of directors and before any cash is paid as a common stock dividend, cumulative dividends at the rate of $0.08 per share, compounded quarterly. Series A Preferred shareholders are entitled (i) to elect three our of five of the Company’s directors and (ii) to vote as a single class with all common shareholders at a rate equal to the conversion rate of Series A Preferred Stock. (iii) in the event of any liquidation, the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of common stock an amount equal to $1.00 per share multiplied by four until April 29, 2005, five until April 29, 2006, and six until April 29, 2007 and any year thereafter, plus any accrued but unpaid dividends. (iv) Series A Preferred Stock are redeemable, in whole or in part, at the option of the holders on or after April 29, 2007. The redemption value will be the $6.00 per share plus accrued or accumulated and unpaid dividends. (v) The number shares of common stock into which the Series A Preferred Stock is convertible are subject to adjustment to prevent dilution in the event of:

•	a stock split, stock dividend or recapitalization (e.g., restructuring of debt into equity), or

•	issuance of additional shares of common stock (or other security of instrument convertible into common stock) at a per share purchase price that is less than the per share price at which the Series A Preferred Stock may be converted into common stock, after giving effect to any earlier adjustments. Adjustment of the number of shares is on a standard, weighted-average, anti-dilution basis.

Along with the closing of the private placement on May 13, 2004, Pinetree (Barbados) agreed to convert its outstanding note in the principal amount of $572,490 and all accrued interest into 621,474 shares of Series A Preferred Stock and 621,474 warrants. Relating to the conversion rights of Series A Preferred Stock the Company recorded a beneficial conversion feature in the amount of $621,474 which was recorded as a dividend.

The holders of Series A preferred stock in February 2004 unanimously consented to the amendment to the existing Series A Preferred Stock designation and, in return, exchanged their investment in the February 2004 private placement for an aggregate of 140,000 shares of Series A Preferred Stock and 280,000 warrants. The Company recorded a beneficial conversion feature of $140,000 relating to conversion features associated with Series A Preferred Stock. The beneficial conversion feature was recorded as a dividend.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Solomon Technologies, Inc.

We have audited the accompanying balance sheet of Solomon Technologies, Inc. as of December 31, 2003, and the related statements of operations, stockholders’ deficiency and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Solomon Technologies, Inc., as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has an accumulated deficit of $9,366,771 as of December 31, 2003 and had net losses and cash used in operations of $3,506,449 and $451,365 respectively, for the year ended December 31, 2003. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Radin Glass & Co., LLP

Certified Public Accountants

New York, New York

March 12, 2004

SOLOMON TECHNOLOGIES, INC.

BALANCE SHEET

December 31, 2003
ASSETS
Current Assets:
Cash	$50,670
Accounts Receivable, net of allowance of $21,815	8,664
Other Current Assets	5,879

Total Current Assets	65,213
PROPERTY AND EQUIPMENT, net	34,013
INTANGIBLE ASSETS, net	634,930
DEPOSITS	2,400

$736,556

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Current Portion of Notes and Loans Payable, net	$830,487
Accounts Payable and Accrued Expenses	568,222
Accrued Payroll and Payroll Taxes	669,510
Customer Deposits	39,494

Total Current Liabilities	2,107,713

Notes and Loans Payable	9,372
Stockholders’ Deficiency:
Preferred stock; $.001 par value, 5,000,000 shares authorized no shares issued and outstanding	—
Common stock; $.001 par value, 25,000,000 shares authorized 4,827,096 shares issued and outstanding	4,828
Additional Paid-in Capital	7,981,414
Accumulated Deficit	(9,366,771)

Total Stockholders’ Deficiency	(1,380,529)

$736,556

See Notes to Financial Statements.

SOLOMON TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002
NET SALES	$421,808	$150,918
COST OF GOODS SOLD	320,663	103,851

	101,145	47,067

OPERATING EXPENSES:
Salaries and benefits	479,242	670,567
Noncash compensation and consulting	1,933,231	37,500
Professional fees	280,788	4,250
Advertising	26,009	23,864
Travel and entertainment	60,721	33,516
Rent	75,064	44,700
Other general and administrative	422,075	281,082

	3,277,130	1,095,479

LOSS FROM OPERATIONS	(3,175,985)	(1,048,412)
OTHER INCOME (EXPENSE)
Interest Expense	(350,663)	(52,692)
Gain of settlement of debt	20,199	—

	(330,464)	(52,692)

NET LOSS	$(3,506,449)	$(1,101,104)

NET LOSS PER COMMON SHARE-BASIC AND DILUTED	$(0.90)	$(0.42)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -BASIC AND DILUTED	3,908,316	2,595,085

See Notes to Financial Statements.

SOLOMON TECHNOLOGIES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

	Common Stock ($.001 par value)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount
Balance, December 31, 2001	3,018,325	3,018	4,425,557	(4,759,218)	(330,643)
Sale of common stock	69,833	70	145,929	—	145,999
Issuance of common stock for services	12,500	13	37,487	—	37,500
Common stock issued for asset acquisition	75,000	75	149,925	—	150,000
Capital contribution of unpaid salaries	—	—	298,965	—	298,965
Net loss	—	—	—	(1,101,104)	(1,101,104)

Balance, December 31, 2002	3,175,658	3,176	5,057,863	(5,860,322)	(799,283)
Sale of common stock	157,918	158	291,678	—	291,836
Issuance of common stock and warrants for services	688,089	689	1,398,697	—	1,399,386
Common stock issued for debt	285,000	285	569,715	—	570,000
Common stock issued for patent rights	1,000,000	1,000	(1,000)	—	—
Beneficial conversion feature on renegotiated debt	—	—	220,135	—	220,135
Warrants issued with convertible notes	—	—	57,000	—	57,000
Cancelation of shares	(479,569)	(480)	480	—	—
Capital contribution of unpaid salaries	—	—	386,846	—	386,846
Net loss	—	—	—	(3,506,449)	(3,506,449)

Balance, December 31, 2003	4,827,096	4,828	$7,981,414	$(9,366,771)	$(1,380,529)

See Notes to Financial Statements.

SOLOMON TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,506,449)	$(1,101,104)
Adjustments to reconcile net loss to net cash used in operations:
Common stock and warrants issued for services	1,399,386	37,500
Capital contribution of unpaid salaries	386,846	298,965
Amortization and depreciation	148,146	112,509
Amortization of discount on convertible notes	15,200	—
Beneficial interest on convertible notes payable	220,135	—
Bad debts	14,553	16,672
Changes in assets (increase) decrease:
Accounts receivable	(17,755)	(7,427)
Inventory	37,300	5,000
Other current assets	(921)	(4,958)
Deposits	24,433	3,187
Changes in liabilities increase (decrease):
Accounts payable and accrued expenses	327,316	37,779
Accrued payroll and payroll taxes	512,437	344,352
Customer deposits	(11,992)	51,486

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(451,365)	(206,039)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,043)	(2,216)
Expenditures for intangible assets	(8,716)	(1,866)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(33,759)	(4,082)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes and loans payable	163,307	75,000
Repayments of notes and loans payable	(12,196)	(18,133)
Proceeds from advances from affiliates	28,687	71,313
Proceeds from the sale of common stock and warrants	291,836	145,999

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	471,634	274,179

NET INCREASE (DECREASE) IN CASH	(13,490)	64,058
CASH - beginning of period	64,160	102

CASH - end of period	$50,670	$64,160

Supplemental Disclosure of Cash Flow Information:
Cash paid during period for:
Interest	$13,744	$7,743

Income Taxes	$—	$—

Noncash investing and financing activities:
Issuance of common stock for intangible assets	$—	$150,000

Conversion of accrued payroll and expenses into common stock	$470,000	$—

Warrants issued to renegotiate payment terms on debt	$57,000	$—

Conversion of related party advances into common stock	$100,000	$—

See Notes to Financial Statements

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1. ORGANIZATION

Solomon Technologies, Inc. (“STI” or the “Company”) commenced operations on August 22, 1995 and was incorporated in the State of Maryland. STI develops and markets electric propulsion systems for marine applications. Management believes that the Company’s systems will have additional applications in the transportation, industrial and commercial sectors.

In July 2003, the Company effected a merger in order to change its state of incorporation from Maryland to Delaware. In connection with this merger, the Company issued one share of common stock of the Delaware corporation for each two shares of common stock of the Maryland corporation, thereby effecting the equivalent of a 1-for-2 reverse stock split. All shares and amount presented in this report give retroactive affect to this reverse stock split.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents - For purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

Revenue Recognition – The Company recognizes revenue when product has been shipped from its facility or drop shipped from its manufacturing location.

Revenues from installation or service sales are recognized when the services have been completed.

Inventory - Inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At December 31, 2002, substantially all inventory on-hand was finished goods consisting of motors and generators. Smaller parts and supplies are charged to expense when purchased. There was no inventory as of December 31, 2003.

Property and Equipment - Property, plant and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed on the straight-line method over the assets’ estimated lives ranging from three to seven years. Leasehold improvements are amortized over the lesser of the lease term or the assets’ useful lives.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising - Advertising costs are expensed as incurred. For the years ended December 31, 2003 and 2002, advertising expense was $26,009 and $23,864, respectively.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes - Deferred income taxes are determined on the liability method in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes.

Earnings (Loss) Per Share - The Company has adopted SFAS, No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the per share amount that would have resulted if dilutive common stock had been converted to common stock, as prescribed by SFAS No. 128.

Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable, accrued expenses and note payable approximate fair value based on the short-term maturity of these instruments.

Stock Based Compensation – Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the “disclosure only” alternative described in SFAS 123 and SFAS 148 (See New Accounting Pronouncements), which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Product Development - Product development costs are charged to expense as incurred. Such costs were minimal during the years ended December 31, 2003 and 2002.

Intangible Assets – Patents and trademarks are stated at cost. The recoverability of the costs of patents and trademarks is re-evaluated each year based upon management’s expectations relating to the life of the technology and current competitive market conditions. As of December 31, 2003 and 2002, the Company has recorded $133,045 and $99,197 in amortization expense, respectively, related to its patents and trademarks. The Company is amortizing these intangible assets over their expected lives.

Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. Accordingly, the Company believes that there has been no impairment of its long-lived assets as of December 31, 2003.

Warranties – The Company currently extends a one-year onsite warranty on sales of its marine propulsion products. During the years ended December 31, 2003 and 2002, warranty expenses were minimal. As of December 31, 2003 and 2002 the Company has not accrued any amount associated with its warranties.

Recent Accounting Pronouncements - In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the application of the provisions of SFAS No. 146 to have an impact on its financial position, results of operations or cash flows.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN No. 45 also clarifies disclosure requirements to be made by a guarantor of certain guarantees. The disclosure provisions of FIN No. 45 are effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of FIN No. 45 as of February 28, 2003. The Company does not expect the adoption of FIN No. 45 to have a material impact on its financial position, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently analyzing the existing guidance and reviewing any developments with regard to the proposed FASB Staff Positions issued on the implementation of FIN No. 46 which are currently subject to public comment. Therefore, the Company cannot determine whether there will be an impact on its financial position, results of operations, or cash flows at this time.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions in the accompanying financial statements as discussed in Note 12.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In April 2003, the FASB issued SFAS Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial statements.

In May 2003, the FASB issued SFAS Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial statements.

3. ACQUISITIONS

In September 2002, the Company acquired all the assets of Arrowcore Products, LC (“Arrowcore”) a manufacturer of hi-tech masts for the maritime industry, for 75,000 shares of the Company’s common stock. The Company valued the patents and the pending patents of Arrowcore at $150,000 or $2.00 per share. No pro forma information is provided because the operations of Arrowcore during the audit periods presented were minimal.

The patents acquired from Arrowcore have been recorded and are being amortized over their remaining lives.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

4. PROPERTY AND EQUIPMENT

As of December 31, 2003 and 2002, property and equipment consisted of the following:

	Useful Life	December 31, 2003	December 31, 2002
Office furniture and equipment	5-7 Years	$19,290	$18,155
Machinery and equipment	5-7 Years	14,000	14,000
Computer equipment	5-7 Years	18,007	17,124
Software	3-5 Years	4,281	4,281
Boats	7 Years	2,200	2,200
Vehicles	5 Years	37,017	13,995
Leasehold improvements	10 Years	17,893	17,893

		112,688	87,648
Less: Accumulated depreciation		78,675	63,577

		$34,013	$24,071

Depreciation expense was $15,101 and $13,312 for the years ended December 31, 2003 and 2002, respectively.

5. INTANGIBLE ASSETS

The Company owns multiple patents relating to the use of its marine propulsion technologies. As of December 31, 2003 and 2002, intangible assets consisted of the following:

	Remaining Useful Life	December 31, 2003	December 31, 2002
Marine propulsion patents	8-20 Years	$706,294	$697,578
Mast technology rights	3 Years	150,000	150,000
Trademarks	25 Years	107,868	107,868

		964,162	955,446
Less: Accumulated amortization		329,232	196,187

		$634,930	$759,259

Amortization expense was $133,045 and $99,197 for the years ended December 31, 2003 and 2002, respectively.

6. CUSTOMER DEPOSITS

As of December 31, 2003, the Company had deposits on future sales orders of $39,494.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

7. ACCRUED PAYROLL AND PAYROLL TAXES

As of December 31, 2003, the Company had accrued payroll due to seven of its employees and former employees in the amount of approximately $335,000. Additionally, as of December 31, 2003, the Company had accrued and unpaid payroll taxes in the amount of approximately $191,000 and accrued interest and penalties of $144,000 with respect to such taxes. As of September 30, 2003, the Company settled accrued amounts owed employees through the issuance of stock options and shares of the Company’s common stock. Currently, the Company has received no notice of delinquency form the U.S. Internal Revenue Service. However, the Company believes that such notice could severely impact the operations or cause the Company to cease operations.

During both 2003 and 2002, the Company had a number of employees who worked at low or minimal salaries. Generally these employees were shareholders. Management anticipates that as the operations of the Company expand, it will be required to pay competitive salaries, thereby increasing operating costs. The Company estimated the additional costs had these employees been compensated to be $386,846 and $298,965 for the years ended December 31, 2003 and 2002, respectively. These amounts have been recorded as capital contributions.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

8. NOTES AND LOANS PAYABLE

Notes and loans payable are summarized as follows:

December 31, 2003
Short-term non-interest bearing loan from an individual payable upon demand	$5,000
Convertible note payable to an institutional lender bearing interest at 11% per annum secured by the assets of the Company, net of discount (1)	530,690
Non-interest bearing note payable with an individual	49,985
Short-term demand loan bearing interest at 10% per annum	8,000
Non-interest bearing short-term loan from an individual payable upon demand	20,804
Promissory note bearing interest at 5.75% due on May 23, 2003; note is in default and is guaranteed by certain assets of an officer of the Company	63,000
Nonnegotiable 10% convertible promissory notes with individuals (2)	125,000
Nonnegotiable 15% promissory notes with individuals (3)	26,000
Note payable bearing interest at 14.9% due in monthly installments of $268 secured by a vehicle	11,380

839,859
Less: current portion of long-term debt	(830,487)

Long-term notes and loans payable	$9,372

(1)	– This note is convertible into shares of the Company’s common stock at $1.50 per share (adjusted for a 1-for-2 reverse stock split). This conversion resulted in a beneficial conversion feature and the Company recorded additional interest expense of $205,000 during the year ended December 31, 2001. This note was renegotiated in September 2003 and was replaced with a convertible note in the amount of $572,490 which includes accrued interest and the professional fees of the lender through the date of the new note, which is due May 31, 2004. This note requires a mandatory payment of $50,000 on December 15, 2003 with the remaining principal balance due upon the maturity date. The lender has the right at anytime to convert into shares of the Company’s common stock at a per share conversion price of approximately $1.46. The Company recognized a beneficial conversion feature on this note of $220,135 which is recorded as additional interest expense. This note is collateralized by all of the assets of the Company.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

8. NOTES AND LOANS PAYABLE (continued)

In December 2003, the Company renegotiated its mandatory payment to the noteholder of $50,000 and it was extended to February 2004. The Company failed to make this payment as well, however, no notice of default has been provided to the Company. The Company issued 50,000 warrants for an extension of the due date and recorded a debt discount of $57,000 or $1.14 per warrant (utilizing the Black-Scholes option pricing model) which will be amortized over the remaining life of the note.

(2)	– These notes are due and payable one year from the date of the note. However, the notes are automatically converted into shares of the Company’s common stock on the day the stock first trades on the Over-the-Counter Bulletin Board or other exchange. The number of shares to be issued upon conversion is equal to twice the principal and accrued interest of the notes using a per share price equal to the opening trade price of the common stock. The conversion price currently approximates a contemporaneous sales price so no beneficial conversion feature is present. Additionally, warrants equal to one-fifth the number of shares issued when converted were granted with these notes. The value of these warrants on the date of issuance was immaterial and no discount of the note was recorded. These notes were subsequently converted into 85,866 shares of the Company’s common stock which included all outstanding accrued interest. Additionally, the noteholders received 17,172 warrants to purchase shares of the Company’s common stock exercisable at $3.78 per share.

(3)	– These notes are due and payable one year from the date of the note. Additionally, 26,000 warrants to purchase shares of the Company’s common stock were issued along with these notes. Such warrants are exercisable at $4.00 per share. The value of these warrants on the date of issuance was immaterial and no discount of the note was recorded.

Interest on all debt amounted to $350,663 and $52,843 for the years ended December 31, 2003 and 2002, respectively.

9. RELATED PARTY TRANSACTIONS

In June 2003, the Company acquired multiple rights to technology that the Company believes is patentable from its president for 1,000,000 shares of its restricted common stock. The historic cost of this technology (which included patent applications that have not yet been filed) was minimal and has not been reflected on the Company’s financial statements.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

9. RELATED PARTY TRANSACTIONS (continued)

As of December 31, 2003, the Company’s accounts receivable of $8,664 is due from a shareholder and consultant.

10. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$3,204,549	$1,872,098
Less valuation allowance	(3,204,549)	(1,872,098)

Net deferred tax assets	$—	$—

The net change in the valuation allowance during the year ended December 31, 2003 was an increase of $1,332,451.

The reconciliation of the income tax computed at the U.S. federal statutory rate to income tax expense for the period ended December 31, 2003 and 2002:

	December 31,
	2003	2002
Tax benefit at federal statutory rate (34%)	$1,192,193	$272,727
State income tax benefit (4%)	140,258	32,086
Valuation allowance	(1,332,451)	(304,813)

Net income tax benefit	$—	$—

FASB No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at December 31, 2003 and 2002 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At December 31, 2003 the Company has available net operating loss carryforwards of approximately $9,012,000, which expire through the year 2023.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

11. STOCKHOLDERS’ DEFICIENCY

During the year ended December 31, 2002, the Company sold 69,833 shares of its common stock for proceeds of $145,999 at prices from $2.00 to $3.00 per share.

During the year ended December 31, 2002, the Company issued 12,500 shares of its common stock to an employee for services rendered. The Company valued these shares at $3.00 per share and recorded noncash compensation expense of $37,500.

In December 2002, the Company issued 75,000 shares of its restricted common stock for an asset acquisition valued at $2.00 per share or $150,000 (see Note 3).

During the year ended December 31, 2003, the Company sold 64,585 shares of its common stock for proceeds of $105,170 at prices from $1.00 to $2.00 per share.

During the year ended December 31, 2003, the Company issued 285,000 shares of its common stock to three consultants for accrued payroll and for unreimbursed business expenses. These shares were valued at $2.00 per share or $570,000.

On June 23, 2003, the Company issued 37,500 shares of its common stock to an employee and a consultant for services rendered. The Company recorded noncash compensation expense of $75,000 related to this issuance. During the fourth quarter 2003, the Company canceled 12,500 of these shares and reversed $25,000 against noncash compensation.

On June 23, 2003, the Company issued 663,089 shares of its common stock to a financial consultant for services rendered. The Company valued these shares at $2.00 per share and recorded noncash compensation expense of $1,326,178. Additionally, this consultant was granted a warrant to purchase 132,618 shares of the Company’s common stock at a price equal to 125% of the average closing price of the Company’s common stock during the first thirty (30) trading days. The warrant is exercisable for five years commencing one year after the date of the grant. The Company recorded additional noncash compensation of $23,208 or $0.18 per share relating to these warrants. The warrants were valued using the Black-Scholes option pricing model.

On June 23, 2003, the Company issued 1,000,000 shares of its common stock to its president for the acquisition of certain rights to technology (see Note 9).

In August 2003, the Company sold 92,500 shares of its restricted common stock for gross proceeds of $185,000, or $2.00 per share.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

11. STOCKHOLDERS’ DEFICIENCY (continued)

Stock option and warrant activity for the years ended December 31, 2003 and 2002 is summarized as follows:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2001	—	—
Granted	—	—
Exercised	—	—
Expired	—	—

Outstanding at December 31, 2002	—	—
Granted	468,292	2.80
Exercised	—	—
Expired	—	—

Outstanding at December 31, 2003	468,292	$2.80

The following table summarizes the Company’s stock options outstanding at December 31, 2003:

	Options outstanding			Options exercisable
Range of exercise price	Number	Weighted average remaining life	Weighted average exercise price	Number	Weighted average exercise price
$1.00 – 2.00	292,500	2.98	$1.83	292,500	$1.83
3.00 – 4.00	43,174	3.75	3.91	—	n/a
4.00 – 4.59	132,618	4.50	4.59	—	n/a

	468,292			292,500

During 2003, the Company issued 242,500 shares to certain employees as compensation for services. As a result of the explanation of the income tax effects to the recipient of the issuances of the shares, the Company and the employees agreed that the issuances of theses shares was in error and agreed that they should be cancelled. At the time of the cancellation, stock options included in the above table were issued to such employees. As indicated in the significant accounting policies the Company follows APB 25; accordingly, no compensation has been recorded for such options.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

11. STOCKHOLDERS’ DEFICIENCY (continued)

The following disclosure is for awards of stock based compensation for the years ended December 31, 2003 and 2002:

	Year Ended December 31,
	2003	2002
Net loss, as reported	$(3,506,449)	$(1,101,104)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(62,843)	—

Pro forma net loss	$(3,569,292)	$(1,101,104)

Loss per share:
Basic and diluted – as reported	$(0.90)	$(0.42)

Basic and diluted – pro forma	$(0.92)	$(0.42)

The Company has valued interim stock based compensations awards utilizing the Black-Scholes options pricing model using the following assumptions: risk free interest rate of 3.00%, volatility of 0%, an estimated life of three years, and dividend yield of 0%.

12. COMMITMENTS AND CONTINGENCIES

a. Commitments

Operating Leases – On August 1, 2002, the Company entered into a five year lease for office space. The lease commenced on August 1, 2002, and monthly rental payments are approximately $3,000. The monthly rent will increase approximately 3% per annum over the term of the lease.

In August 2003, the Company entered into a two year lease for office space in Tarpon Springs, Florida. Monthly rental payments are approximately $2,400. The monthly rent will increase annually by the consumer price index (CPI) over the term of the lease.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

12. COMMITMENTS AND CONTINGENCIES (continued)

The future minimum lease payments are as follows:

2004	$66,345
2005	$55,376
2006	$39,728
2007	$23,632

Rent expense for the years ended December 31, 2003 and 2002 totaled $75,064 and $44,700, respectively.

b. Contingencies

In March 2004, Ann Poyas, the Company’s former chief operating officer and a former director, her husband, Donald Poyas, the former Vice President of Procurement, and their son, Michael Poyas, a former consultant to the Company, brought a lawsuit against us in the Circuit Court for Charles County, Maryland, alleging that they are owed in the aggregate approximately $1,150,000. The Company believes that it has good and meritorious defenses against the complaint and intends to defend it vigorously. The Company has included an amount for unpaid salaries to these individuals in its accrued expenses.

13. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit of $9,366,771 as of December 31, 2003 and had net losses and cash used in operations of $3,506,449 and $451,365, respectively, for the year ended December 31, 2003. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management is in the process of implementing its business plan and has begun to generate revenues through the sale of its marine propulsion systems. Additionally, management is actively seeking additional sources of capital, but no assurance can be made that capital will be available on reasonable terms. Management believes the actions it is taking allow the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SOLOMON TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

14. CONCENTRATION OF RISK

Customers:

The Company’s four largest customers accounted for approximately 58% of the sales for the year ended December 31, 2003. One customer accounted for 100% of the Company’s accounts receivable as of December 31, 2003.

Supplier:

Presently the Company has one manufacturer for a principal component of its marine propulsion systems. If the supplier were unable to continue fulfilling the Company’s orders, it would have a materially adverse effect on the Company’s financial position.

15. SUBSEQUENT EVENTS

In February 2004, the Company issued 35,000 shares of Series A Preferred Stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. The consideration received was for $134,000 in cash and the surrender by one of the investors of a promissory note in the principal amount of $6,000. Each share of Series A Preferred Stock is entitled to a cumulative dividend of $.00 per share per annum, is convertible into two shares of common stock at any time by the holder, and is entitled to vote with common stockholders as a single class on an as converted basis. The warrants have an exercise price of $4.00 per share and expire January 26, 2009.

In March 2004 the Company issued an individual warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.00 for marketing and consulting services rendered to the Company.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant’s bylaws provide that

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	the registrant may indemnify its other officers, employees and consultants to the extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	the registrant is required to advance expenses, as incurred, to its directors and executive officers, and may advance such expenses to other officers, employees and consultants, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters. The aggregate amount of the coverage is $3 million.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$405
Printing	5,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	25,000
Transfer Agent and Registrar Accounting	10,000
Miscellaneous Fees and Expenses	4,595
Total	$80,000

All amounts other than the registration fee are estimates.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

The registrant has sold and issued the following securities since January 1, 2000, after giving effect to the one-for-two reverse stock split in July 2003.

During 2000

•	On February 18, 2000, the registrant sold 2,994 shares of common stock to one investor for cash at $3.00 per share.

•	On February 28, 2000, the registrant sold 2,500 shares of common stock to one investor for cash at $2.00 per share.

•	On February 29, 2000, the registrant sold 5,000 shares of common stock to one investor for cash at $3.00 per share.

•	In March 2000, the registrant sold 6,600 shares of common stock to three investors for cash at $2.00 per share.

•	In March 2000, the registrant sold 5,000 shares of common stock to two investors for cash at $3.00 per share.

•	In March 2000, the registrant sold 6,250 shares of common stock to two investors for cash at $2.00 per share.

•	In March 2000, the registrant sold 9,334 shares of common stock to eight investors for cash at $3.00 per share.

•	On March 16, 2000, the registrant sold 8,750 shares of common stock to one investor for cash at $2.00 per share.

•	In August 2000, the registrant sold 65,253 shares of common stock to twenty-one investors for cash at $3.00 per share.

•	In September 2000, the registrant sold 4,750 shares of common stock to two investors for cash at $2.00 per share.

•	In September 2000, the registrant sold 11,668 shares of common stock to five investors for cash at $3.00 per share.

•	In September 2000, the registrant sold 7,750 shares of common stock to four investors for cash at $2.00 per share.

•	In September 2000, the registrant sold 10,834 shares of common stock to four investors for cash at $3.00 per share.

•	In November 2000, the registrant sold 27,214 shares of common stock to one investor for cash at $1.46 per share.

•	On November 29, 2000, the registrant sold 4,168 shares of common stock to one investor for cash at $3.00 per share.

•	On December 12, 2000, the registrant issued 5,000 shares of common stock to one person to purchase inventory valued at $15,000.

The sales and issuances of securities for 2000 listed above for cash were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	On September 29, 2000, the registrant issued 250 shares of common stock to one person for services. The issuance of these securities was determined to be exempt from registration under Rule 701 under the Securities Act for services to the registrant pursuant to a written agreement.

During 2001

•	On January 8, 2001, the registrant sold 1,667 shares of common stock to two investors for cash at $3.00 per share.

•	On January 19, 2001, the registrant sold 1,334 shares of common stock to one investor for cash at $1.50 per share.

•	On January 29, 2001, the registrant sold 3,334 shares of common stock to one investor for cash at $3.00 per share.

•	On February 7, 2001, the registrant issued 2,550 shares of common stock to one person as payment for past services valued at $5,100.

•	On March 22, 2001, the registrant issued 25,000 shares of common stock to the five members of its board of directors as compensation for their service on the board valued at $3.00 per share.

•	In August 2001, the registrant sold 22,334 shares of common stock to three investors for cash at $3.00 per share.

•	In October 2001, the registrant sold 52,500 shares of common stock to three investors for cash at $2.00 per share.

•	In November 2001, the registrant sold 4,834 shares of common stock to four investors for cash at $2.00 per share.

The sales and issuances of securities for 2001 listed above for cash were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	On April 10, 2001, the registrant issued 250 shares of common stock to one person for services valued at $3.00 per share. The issuance of these securities was determined to be exempt from registration under Rule 701 under the Securities Act for services to the registrant pursuant to a written agreement.

•	On September 1, 2001, the registrant completed the merger with Town Creek Industries, Inc. resulting in the issuance of 268,700 shares of common stock to the former Town Creek Industries shareholders valued at $2.00 per share. There were approximately 79 Town Creek Industries shareholders. The issuance of these securities was determined to be exempt from registration under Section 3(b) of the Securities Act and Rule 504 thereunder and exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. At the time of the transaction, the registrant was not subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934, an investment company, nor a development stage company. The merger was made without using general solicitation or advertising as required under Rule 502(c) under the Securities Act and which resale limitations were imposed as required under Rule 502(d) under the Securities Act. The aggregate offering price for the merger and the aggregate offering price for all securities sold in reliance under Section 3(b) of the Securities Act and within the twelve months before the merger did not exceed $1,000,000.

•	On November 26, 2001, the registrant issued 100,000 shares of common stock to eight person for services valued at $3.00 per share. The issuance of these securities was determined to be exempt from registration under Rule 701 under the Securities Act for services to the registrant pursuant to a written agreement.

During 2002

•	On January 2, 2002, the registrant sold 6,333 shares of common stock to three investors for cash at $2.00 per share.

•	In March 2002, the registrant sold 27,500 shares of common stock to two investors for cash at $2.00 per share.

•	On March 22, 2002, the registrant issued 13,000 shares of common stock to one person as payment for claims of a defective generator valued at $3.00 per share.

•	In September 2002, the registrant sold 8,000 shares of common stock to three investors for cash at $2.00 per share.

•	In December 2002, the registrant sold 15,000 shares of common stock to six investors for cash at $3.00 per share.

The sales and issuances of securities for 2002 listed above for cash were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	On September 3, 2002, the registrant issued 12,500 shares of common stock to one person as payment for past services valued at $37,500. The issuance of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction by an issuer not involving a public offering to an “accredited investor.”

•	On September 16, 2002, the registrant issued 75,000 shares of common stock to two persons as payment for the acquisition of certain assets of Arrowcore Products LC valued at $75,000. The issuance of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction by an issuer not involving a public offering to an “accredited investor.”

During 2003

•	In February 2003, the registrant sold 25,000 shares of common stock to one investor for cash at $2.00 per share.

•	In May 2003, the registrant sold 24,000 shares of common stock to one investor for cash at $1.00 per share.

•	In May 2003, the registrant sold 13,085 shares of common stock to seven investors for cash at $2.00 per share.

•	In May 2003, the registrant sold $125,000 principal amount convertible notes and common stock purchase warrants to six investors for $125,000.

•	On June 23, 2003, the registrant sold 50,000 shares of common stock to one investor for cash at $2.00 per share.

•	In June 2003, the registrant issued 2,500 shares of common stock to two persons for cash at $2.00 per share.

•	In August 2003, the registrant sold 92,500 shares of common stock to ten investors for cash at $2.00 per share.

The sales and issuances of securities for 2003 listed above for cash were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	On January 26, 2003, the registrant issued 195,000 shares of common stock to two persons as payment for past services valued at $2.00 per share. The issuance of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction by an issuer not involving a public offering to an “accredited investor.”

•	On January 26, 2003, the registrant issued 50,000 shares of common stock to one person for services valued at $2.00 per share. The issuance of these securities was determined to be exempt from registration under Rule 701 under the Securities Act for services to the registrant pursuant to a written agreement.

•	On June 23, 2003, the registrant issued 12,500 shares of common stock to one person as payment for past services valued at $25,000. The issuance of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

•	On June 23, 2002, the registrant issued 1,000,000 shares of common stock to one person as payment for the acquisition of certain intellectual property rights valued at $2,000,000. The issuance of these securities was determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as a transaction by an issuer not involving a public offering to an “accredited investor.”

•	On June 23, 2003, the registrant issued 25,000 shares of common stock to one person for services valued at $2.00 per share. The issuance of these securities was determined to be exempt from registration under Rule 701 under the Securities Act for services to the registrant pursuant to a written agreement.

•	On June 23, 2003, the registrant issued 663,089 shares of common stock and a common stock purchase warrant to purchase up to 132,618 shares of common stock to Cytation Corporation for consulting services to the registrant. The issuance was the subject of a negotiated transaction with Cytation Corporation which was represented in such negotiations and in Cytation Corporation’s due diligence of the registrant by its chairman and general counsel, an experienced corporate and securities lawyer. The issuances of such securities were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering.

•	On December 12, 2003, the registrant renegotiated the convertible note issued to Pinetree (Barbados), Inc. The $572,490.22 principal amount note is convertible into shares of the registrant’s common stock at $1.4635 per share. The registrant also issued Pinetree a warrant to purchase 50,000 shares of common stock at $1.00 per share for five years commencing 46 days after the registrant’s common stock begins trading. The issuance of the note and warrant was to a non-U.S. resident in a transaction exempt from registration under Regulation S under the Securities Act.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sale of these securities were made without general solicitation or advertising. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

During 2004

•	On January 26, 2004, we issued promissory notes in the principal amount of $26,000 and warrants to purchase 26,000 shares of common stock to four investors for an aggregate of $26,000 in cash. The notes bear interest at 15% and are due upon the earlier of June 24, 2004 or when we raise $1,000,000 from the sale of our securities. The warrants have an exercise price of $4.00 per share and expire January 26, 2009. The sales and issuances of those securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	In February 2004, we issued 35,000 shares of Series A Preferred Stock and warrants to purchase 35,000 shares of common stock to five investors for $140,000. The consideration received was for $134,000 in cash and the surrender by one of the investors of our promissory note in the principal amount of $6,000. Each share of Series A Preferred Stock is entitled to a cumulative dividend of $0.32 per share per annum, is convertible into two shares of common stock at any time by the holder, and is entitled to vote with common stockholders as a single class on an as converted basis. The warrants have an exercise price of $4.00 per share and expire January 26, 2009. The sales and issuances of those securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.” The securities were placed by First Dunbar Securities Corporation, who is entitled to a placement agent fee of $11,900.

•	In February 2004 we issued to a yacht dealer a warrant to purchase 150,000 shares of our common stock to a yacht dealer for a release of an exclusivity arrangement between our company and the dealer and for the dealer to assist us in marketing our products.

•	In April 2004, we settled with various employees to accept a significant reduction in the amount of back-pay owing to them. We reduced the amount by which we are obligated to pay such employees by approximately $361,000. As partial consideration for waiving a portion of such back pay, we granted these employees stock options to purchase an aggregate of 305,335 shares of our common stock. The options, which are granted under our 2003 Stock Option Plan, are exercisable at $1.00-$2.00 per share and terminate on April 14, 2009. Additional compensation of approximately $962,000 will be recorded in connection with this transaction.

•	In April 2004, we issued 621,474 shares of Series A Preferred Stock and warrants to purchase 621,474 shares of common stock to Pinetree (Barbados) Inc. in exchange for, and in full satisfaction of, the Pinetree convertible note. At the time of the exchange, the principal and accrued interest was $621,474. Each share of Series A Preferred Stock, as amended, is entitled to a cumulative dividend of $0.08 per share per annum, is convertible into one share of common stock at any time by the holder, is entitled to elect three of five directors and vote with common stockholders as a single class on an as converted basis, and is entitled to certain preemptive rights. Each share of Series A Preferred Stock is redeemable by the holders starting in April 2007 for $6 cash and one share of common stock. The warrants have an exercise price of $1.00 per share and expire April 30, 2014. The sales and issuances of those securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•	In April 2004, we issued 140,000 shares of Series A Preferred Stock and warrants to purchase 280,000 shares of common stock to the five investors in the February 2004 Series A Preferred Stock private placement in return for their surrender of their old Series A Preferred stock and warrants for new Series A Preferred Stock and warrants. The terms of the Series A Preferred Stock and warrants are as described in the preceding paragraph. The sales and issuances of those securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.”

•

In April and May 2004, we issued 1,745,000 shares of Series A Preferred Stock and warrants to purchase 3,490,000 shares of common stock to 23 investors for $1,745,000. The terms of the Series A Preferred Stock and warrants are as described in the preceding paragraph. The sales and issuances of those securities were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder as transactions by an issuer not involving a public offering solely to “accredited investors.” The securities were placed by First Dunbar Securities Corporation, who received a placement agent fee of 8.5% of the offering and a warrant to purchase 250,000 shares of common stock ay $0.33 per share, which expires March 3, 2014.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and between Solomon Technologies, Inc., a Maryland corporation and Solomon Technologies, Inc., a Delaware corporation dated June 19, 2003 (1)

2.2	Agreement and Plan of Merger and Reorganization by and between Solomon Technologies, Inc., TCI Acquisition Corporation and Town Creek Industries, Inc., dated September 16, 2001 (1)

3.1	Certificate of Incorporation (1)

3.2	Amended and Restated Bylaws (5)

3.3	Amended Certificate of Designation of Rights Privileges and Preferences of Series A Preferred Stock (5)

4.1	Specimen Common Stock Certificate (3)

5.1	Legal Opinion of Tarter Krinsky & Drogin LLP (1)

10.1	Form of Bridge Convertible Note (1)

10.2	Form of Bridge Warrant (1)

10.3	Consulting Agreement by and between Solomon Technologies, Inc. and Cytation Corporation (1)

10.4	Form of Common Stock Purchase Warrant issued to Cytation Corporation (1)

10.5	2003 Stock Option Plan (1)

10.6	Agreement by and between Homewood Products Corporation and Solomon Technologies, Inc. dated August 25, 2003 (1)

10.7	Convertible Promissory Note issued to Pinetree (Barbados), Inc. dated July 31, 2003 (1)

10.8	Memorandum of Understanding by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc., et al, dated July 31, 2003 (1)

10.9	General Release by and between Pinetree Capital Corp. and Solomon Technologies, Inc., et al, dated July 31, 2003 (1)

10.10	Convertible Note Security Agreement by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc. dated July 31, 2003 (1)

10.11	Security Agreement by and between Pinetree (Barbados), Inc. and Town Creek Industries, Inc. dated July 31, 2003 (1)

10.12	Non-Disclosure Agreement by and between Pinetree (Barbados), Inc. and Solomon Technologies, Inc. dated July 31, 2003 (1)

10.13	Non-Disclosure Agreement by and between Pinetree (Barbados), Inc. and Town Creek Industries, Inc. dated July 31, 2003 (1)

10.14	Lease Agreement dated August 26, 2003 by and between Mary Lynne Hawkins and Solomon Technologies, Inc. (2)

10.15	Lease Agreement dated August 1, 2002 by and between D&M Rental Company and Solomon Technologies, Inc. (3)

10.16	Form of Lock-Up Agreement (4)

10.17	Agreement by and among Solomon Technologies, Inc., Town Creek Industries, Inc. and Pinetree (Barbados), Inc. dated December 12, 2003 (3)

10.18	Common Stock Purchase Warrant issued to Pinetree (Barbados), Inc. dated December 12, 2003 (3)

10.19	Registration Rights Agreement by and between Solomon Technologies, Inc. and Pinetree (Barbados), Inc. dated December 12, 2003 (3)

10.20	Securities Purchase Agreement by and among Solomon Technologies, Inc., Woodlaken, LLC, et al, dated April 15, 2004 (5)

10.21	Form of Common Stock Purchase Warrant (5)

10.22	General Release of All Claims dated April 30, 2004 by and among Pinetree (Barbados) Inc., Solomon Technologies, Inc. and Town Creek Industries, Inc. (5)

10.23	Form of Registration Rights Agreement by and among by and among Solomon Technologies, Inc., Woodlaken, LLC, et al, dated April 30, 2004 (5)

10.24	Stockholders’ Agreement by and among by and among Solomon Technologies, Inc., Woodlaken, LLC, David E. Tether, et al, dated April 30, 2004 (5)

10.25	Form of Irrevocable Proxy (5)

10.26	Placement Agent Agreement by and between Solomon Technologies, Inc. and First Dunbar Securities Corporation dated March 12, 2004 (5)

10.27	Employment Agreement by and between Solomon Technologies, Inc. and David E. Tether *

10.28	Employment Agreement by and between Solomon Technologies, Inc. and Peter DeVecchis *

23.1	Consent of Radin Glass & Co, LLP *

23.2	Consent of Tarter Krinsky & Drogin LLP ( included in Exhibit 5.1)

(1)	Filed with the Registration Statement on Form SB-2, File No 333-108977, on September 19, 2003.

(2)	Filed with the Registration Statement on Form SB-2, File No 333-108977, on November 12, 2003.

(3)	Filed with the Registration Statement on Form SB-2, File No 333-108977, on December 19, 2003.

(4)	Filed with the Annual Report on Form 10-KSB on April 14, 2004.

(5)	Filed with the Current Report on Form 8-K on May 14, 2004.

*	Filed herewith.

(b) Financial Statement Schedules

Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 28.	UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form SB-2 and authorized this Post-Effective Amendment to Registration Statement, SEC File Number 333-108977, to be signed on its behalf by the undersigned, in the City of Tarpon Springs, State of Florida, on the 29th day of June, 2004.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ DAVID E. TETHER
Name:	David E. Tether
Title:	Chief Executive Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Peter DeVecchis and David E. Tether, and each of them, with full power to act as his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he or she could or might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on June 29, 2004.

By:	/s/ DAVID E. TETHER
David E. Tether
Chief Executive Officer and Director
(principal executive officer)

By:	/s/ PETER DEVECCHIS
Peter DeVecchis
President
(principal executive officer)

By:	/s/ SAMUEL OCCHIPINTI
Samuel Occhipinti
Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ MICHAEL D’AMELIO
Michael D’Amelio
Director and Secretary

By:	/s/ GARY LASKOWSKI
Gary Laskowski
Chairman of the Board

By:	/s/ DAVID LINDAHL
David Lindahl
Director